UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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DiamondRock Hospitality Company
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March 16, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, to be held on Tuesday, April 28, 2026 at 10:00 a.m. Eastern Time. The annual meeting will be held via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/DRH2026, where you will be able to listen to the meeting live, submit questions and vote. Please see the “Questions and Answers About the Annual Meeting” section of this proxy statement for more details regarding the logistics of the virtual annual meeting, including the ability of stockholders to submit questions, and technical details and support related to accessing the virtual platform for the annual meeting.
The attached proxy statement, accompanied by the notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of DiamondRock Hospitality Company by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible. The proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy and vote your shares in person at the meeting.
We look forward to seeing you at the meeting.
Sincerely,
Jeffrey J. Donnelly
Chief Executive Officer

7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814

To Our Shareholders

Notice of Annual Meeting of Stockholders Date: Tuesday, April 28, 2026 Time: 10:00 a.m., ET Place: Via live audio webcast
The 2026 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, will be held on Tuesday, April 28, 2026 at 10:00 a.m. Eastern Time, via live audio webcast that can be accessed by visiting: www.virtualshareholdermeeting.com/DRH2026. The 2026 annual meeting of stockholders will be held for the following purposes:

To elect eight directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their respective successors are duly elected and qualify.
To approve on a non-binding, advisory basis, our named executive officer compensation.
To ratify the appointment of KPMG LLP as independent auditors of DiamondRock Hospitality Company for the fiscal year ending December 31, 2026.
To consider and act upon any other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.

You may vote if you were a stockholder of record as of the close of business on February 27, 2026. Whether or not you plan to attend the virtual meeting, we encourage you to please authorize a proxy to vote your shares in advance of the meeting to ensure your representation and the presence of a quorum in one of the following ways:
•If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided;
•If you are a stockholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by the following instructions on the Notice of Internet Availability of Proxy Materials;
•If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.
Any proxy may be revoked at any time prior to its exercise at the annual meeting in accordance with the procedures set forth in the proxy statement.
By Order Of The Board Of Directors
Anika C. Fischer
Corporate Secretary
March 16, 2026

VOTE
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 28, 2026.
The proxy statement and annual report to stockholders are available at www.proxyvote.com

Proxy Statement
This proxy statement and the proxy card are first being distributed or made available to stockholders on or about March 16, 2026 and are furnished in connection with the solicitation of proxies by the Board of Directors of DiamondRock Hospitality Company, a Maryland corporation (“DiamondRock”, the “Company” or “us”), for exercise at the 2026 annual meeting of our stockholders to be held on Tuesday, April 28, 2026 at 10:00 a.m. Eastern Time via live audio webcast that can be accessed by visiting: www.virtualshareholdermeeting.com/DRH2026, and at any postponement or adjournment thereof.
Questions and Answers About the Annual Meeting
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to consider and vote upon the following matters set forth in the accompanying notice of meeting: (i) the election of directors nominated by our Board of Directors, (ii) a non-binding, advisory vote on executive compensation, (iii) the ratification of the appointment of KPMG LLP as our independent auditors for 2026, and (iv) any other matters that may properly come before the annual meeting for a vote.
Who is entitled to vote?
If our records show that you were a stockholder of record (i.e., a “registered stockholder”), or if you held shares of our common stock in “street name” through a bank, broker or other nominee, as of the close of business on February 27, 2026 (the “Record Date”), you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the Record Date. Each outstanding share of common stock entitles its holder of record to cast one vote on each matter to be voted upon.
Why did I receive a notice in the mail regarding Internet availability of proxy materials?
In accordance with the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet instead of mailing a printed copy to our stockholders. Accordingly, on or about March 16, 2026, we began mailing to all of our stockholders of record at the close of business on February 27, 2026, a Notice of Internet Availability of Proxy Materials (the “Notice”). We believe making our proxy materials available over the Internet allows us to provide our stockholders with the proxy materials they need, while lowering the cost of delivering the materials and reducing the impact of our annual meeting on the environment.
Instructions on how to access the proxy materials over the Internet and how to vote are included in the Notice. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail at no cost.

DiamondRock Hospitality	1	2026 Proxy Statement

Questions and Answers About the Annual Meeting
How can I change how I receive proxy materials in the future?
Instead of receiving a Notice of Internet Availability of Proxy Materials in the mail for future meetings, you may elect to receive links to proxy materials by e-mail or to receive a paper copy of the proxy materials, including a paper proxy card, by mail. The Notice will provide you with instructions for how to receive a paper or an e-mail copy of our proxy materials for the 2026 annual meeting of stockholders or for all future annual meetings. Your election will remain in effect until you terminate it.
Instead of receiving our proxy materials or the Notice by mail, we encourage you to elect to receive all proxy materials by e-mail going forward. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site.
How do I attend the virtual annual meeting?
All stockholders of record of shares of our common stock on the Record Date, or their designated proxies, will be able to attend and participate in the annual meeting online by accessing www.virtualshareholdermeeting.com/DRH2026 and attending the log in instructions below. Even if you plan to attend the annual meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the annual meeting.
Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the annual meeting will begin promptly at 10:00 a.m., Eastern Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the annual meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the annual meeting prior to the start time.
Log in Instructions. To attend the annual meeting, log in at www.virtualshareholdermeeting.com/DRH2026. Registered stockholders will need their unique 16-digit control number, which appears in the notice, or, if they received printed materials, on their proxy card. If you are not a registered stockholder but you hold shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker, or other nominee) and you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the annual meeting.
Voting and Submitting Questions at the Virtual Annual Meeting. Stockholders will be able to vote electronically and submit questions during the virtual annual meeting. You are entitled to vote at the annual meeting if you were a stockholder as of the close of business on the Record Date. Stockholders will be able to ask questions or make comments relating to each proposal at a time designated by the meeting chairperson. All questions presented should relate directly to the agenda item under discussion. The Company reserves the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If the Company receives substantially similar questions, it may group such questions together and provide a single response to avoid repetition. Questions regarding personal matters or matters not relevant to meeting matters will not be answered.
Non-stockholders will not be permitted to attend the virtual annual meeting.
Technical Assistance. Beginning 30 minutes prior to the start of and during the annual meeting, we will have a support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the annual meeting. If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, call the support team, whose number will be posted on www.virtualshareholdermeeting.com/DRH2026.

DiamondRock Hospitality	2	2026 Proxy Statement

Questions and Answers About the Annual Meeting
How do I vote?
Voting by Proxy for Shares Registered Directly in Your Name
If you are a registered stockholder, you may instruct the proxy holders named in the Notice how to vote your shares of common stock by using the toll-free telephone number or the website listed on the Notice, or if you received printed materials and you would like to vote by mail, by marking, signing and dating the proxy card and mailing it in the postage-paid envelope provided.

Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the Notice (or, if you received printed materials, on your proxy card) at any time, 24 hours per day, until 11:59 p.m., Eastern Time, on April 27, 2026. When you call, please have your Notice or proxy card in hand. You will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN A PROXY CARD.

Vote by Internet. You may also authorize a proxy to vote your shares via the Internet at ww.proxyvote.com by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on April 27, 2026. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD.

Vote by Mail. If you received printed materials, you may also authorize a proxy to vote your shares by mail by marking, signing and dating your proxy card and returning in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, then you must request printed copies of the proxy materials by following the instructions in your Notice.

Voting by Proxy for Shares Registered in Street Name
If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the Nasdaq Stock Exchange, or Nasdaq, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proposal 3) is considered to be a discretionary item under the Nasdaq rules, and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The uncontested election of directors (proposal 1) and the non-binding, advisory resolution on executive compensation (proposal 2) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.
What constitutes a quorum?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. As of the Record Date, there were 204,649,714 shares of common stock outstanding and entitled to vote at the annual meeting. Abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. If a quorum is not present at the scheduled time of the meeting, the chairman may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

DiamondRock Hospitality	3	2026 Proxy Statement

Questions and Answers About the Annual Meeting
What is householding?
The rules of the SEC allow for householding, which is the delivery of a single copy of a Notice of Internet Availability of Proxy Materials, notice of annual meeting, annual report, and/or proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by the consent of the household stockholders, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.
If you wish to request extra copies free of charge of these materials, please send your request to DiamondRock Hospitality Company, 7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814, Attention: Corporate Secretary; or call us with your request at (240) 744-1150.
Will other matters be voted on at the meeting?
We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.
May I revoke or change my proxy instructions?
You may revoke or change your proxy at any time before it has been exercised by: (1) filing a written revocation with our Corporate Secretary, c/o DiamondRock Hospitality Company, 7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814, (2) authorizing a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy, or (3) appearing at the virtual annual meeting, revoking your proxy and voting by ballot at the annual meeting.
Any stockholder of record as of the Record Date may vote at the virtual annual meeting, whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the virtual annual meeting will not constitute revocation of a previously given proxy.
How can I access the proxy materials?
For your review, our 2025 annual report, including a copy of our annual report filed with the SEC on Form 10-K (including financial statements for the fiscal year ended December 31, 2025), is being distributed or made available to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2025 annual report prior to voting.
Our proxy statement, form of proxy card and annual report on Form 10-K for the fiscal year ended December 31, 2025 are available at http://www.drhc.com/annual_meeting.html.
How do I learn the results of the vote?
Voting results of the annual meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the annual meeting.

DiamondRock Hospitality	4	2026 Proxy Statement

Proposal 1:
Election of Directors
Introduction
Eight nominees will be proposed for election as directors at our 2026 annual meeting of stockholders to serve until our 2027 annual meeting of stockholders and until their respective successors are duly elected and qualify. The nominees are Timothy R. Chi, Jeffrey J. Donnelly, Michael A. Hartmeier, Stephanie D. Lepori, Kathleen A. Merrill, William J. Shaw, Bruce D. Wardinski and Tabassum S. Zalotrawala. Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board of Directors membership approved by our Board of Directors, and then was nominated by our Board of Directors. Each of the nominees is a current member of our Board of Directors. Mr. William W. McCarten, our current Chairman of the Board of Directors, will retire from the Board effective as of the adjournment of the Annual Meeting and following his retirement, the size of the Board will be reduced from nine to eight directors.
Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend unless our Board of Directors alternatively acts to reduce the size of our Board or maintain a vacancy on our Board in accordance with our Fifth Amended and Restated Bylaws (“Bylaws”).
Vote Required
The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election, which means that the number of shares voted for a nominee must exceed the number of shares voted against the nominee. If you do not instruct your broker, bank or other nominee how to vote with respect to this proposal, your broker, bank or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast for or against a nominee’s election. If a nominee who is already serving as a director is not elected pursuant to this standard, the Director Resignation Policy in our Corporate Governance Guidelines requires the director to tender his or her resignation to our Board of Directors and our Nominating and Corporate Governance Committee will make a recommendation to our Board of Directors on whether to accept or reject the recommendation or take other action.
Recommendation

VOTE
Our Board of Directors unanimously recommends a vote FOR each of the nominees. Properly authorized proxies solicited by our Board of Directors will be voted for each of the nominees unless instructions to abstain are given.

DiamondRock Hospitality	5	2026 Proxy Statement

Proposal 1: Election of Directors
Information Regarding the Nominees
The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our 2026 annual meeting, based on information furnished to us by each nominee as of the Record Date. The biographical description for the nominees also includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of the Company.
Certain information regarding our directors is set forth below.

Name	Age	Position

Bruce D. Wardinski*	65	Chairman-Elect of our Board of Directors and Director
Timothy R. Chi*	49	Director
Jeffrey J. Donnelly	55	Chief Executive Officer and Director
Michael A. Hartmeier*	63	Director
Stephanie D. Lepori*	55	Director
Kathleen A. Merrill*	66	Director
William J. Shaw*	80	Director
Tabassum S. Zalotrawala*	51	Director
∗ Independent Director

Demographics	Chi	Donnelly	Hartmeier	Lepori	Merrill	Shaw	Wardinski	Zalotrawala

Race/Ethnicity
Asian/Pacific Islander	●							●
White/Caucasian		●	●	●	●	●	●
Gender
Female				●	●			●
Male	●	●	●			●	●
Board Tenure
Years	11	2	6	2	7	10	13	5

DiamondRock Hospitality	6	2026 Proxy Statement

Proposal 1: Election of Directors
Board Skills, Experience and Attributes
The following chart provides information regarding the members of our Board of Directors, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board of Directors believes are relevant to our business, industry or REIT structure. The chart does not encompass all of the knowledge, skills, experiences or attributes of our directors. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board of Directors. For additional information on the nominees please see the biographical information beginning on page 8.

Areas of Expertise	Chi	Donnelly	Hartmeier	Lepori	Merrill	Shaw	Wardinski	Zalotrawala

Real Estate and Construction		●	●				●	●
Hotel Asset Management		●	●	●		●	●
Lodging Operations		●	●	●		●	●
Capital Markets and Finance	●	●	●	●		●	●
Compensation Policy	●	●		●	●	●	●
Corporate Governance	●	●	●	●		●	●
Accounting and Auditing		●	●	●		●	●
REIT		●	●	●			●
Corporate Management	●	●	●	●	●	●	●	●
Cybersecurity and IT	●			●	●			●
Marketing and Sales	●				●			●
Travel Industry		●	●	●	●	●	●

DiamondRock Hospitality	7	2026 Proxy Statement

Proposal 1: Election of Directors
Nominees

Bruce D. Wardinski has been a member of our Board of Directors since January 2013. Mr. Wardinski was the Founder, Chairman and Chief Executive Officer of Playa Hotels & Resorts N.V. (Nasdaq: PLYA), an owner of all-inclusive resorts located in Mexico and the Caribbean, until July 2025 when Playa was bought by Hyatt Hotels. Prior to forming Playa, Mr. Wardinski served as CEO of Barceló Crestline Corporation (“BCC”) from June 2002 until December 2010. He also served as Chairman, President and CEO of Crestline Capital Corporation (NYSE: CLJ) prior to its acquisition by BCC in June 2002. In 2003, Mr. Wardinski formed and became Chairman of the Board of Highland Hospitality Company. He also worked at Host Hotels & Resorts, Inc. (NYSE: HST) in the role of Senior Vice President and Treasurer.
Mr. Wardinski graduated with honors from the University of Virginia and earned an M.B.A. in Finance from the Wharton School of Business at the University of Pennsylvania. He currently serves as Chairman of ServiceSource Foundation, a non-profit advocacy group representing people with disabilities. Our Board of Directors has determined that Mr. Wardinski’s qualifications to serve on our Board of Directors include his extensive experience in the hospitality industry with both private and public companies, including his long-term service as a public company CEO and director.

Bruce D. Wardinski Chair-Elect of the Board of Directors Age: 65 Director Since: 2013

Timothy R. Chi has been a member of our Board of Directors since June 2015. Mr. Chi is the Vice Chair of the board of directors of The Knot Worldwide, Inc., a leading global marketplace serving the wedding and events industry. Mr. Chi served as Chief Executive Officer of The Knot Worldwide, Inc. from 2019 to January 2025. He became Chief Executive Officer following the 2019 merger of XO Group, The Knot Worldwide, Inc.'s parent company, with WeddingWire Inc., which Mr. Chi co-founded in 2005. Previously, Mr. Chi co-founded Blackboard Inc. in 1998, where he pioneered many of Blackboard’s product and strategic initiatives and played a critical role in the success of the company through its public offering in 2004.
Mr. Chi holds a B.S. degree in Operations Research/Industrial Engineering from Cornell University and a M.S. degree in Engineering Management from Tufts University. Our Board of Directors has determined that Mr. Chi’s qualifications to serve on our Board of Directors include his experience as a former CEO of a major corporation and as co-founder of Blackboard, Inc., and his depth of knowledge of social media and the technology industry.

Timothy R. Chi Director Age: 49 Director Since: 2015

DiamondRock Hospitality	8	2026 Proxy Statement

Proposal 1: Election of Directors

Jeffrey J. Donnelly has served as our Chief Executive Officer since April 15, 2024 and is a member of our Board of Directors. Mr. Donnelly joined DiamondRock in August 2019 as Executive Vice President and Chief Financial Officer before being promoted to Chief Executive Officer. Before joining DiamondRock, Mr. Donnelly was the Managing Director of Equity Research at Wells Fargo Securities (and its predecessors) from December 2008 to August 2019 where he co-founded Wells Fargo’s Real Estate & Lodging Equity Research Platform. Prior to his role with Wells Fargo, Mr. Donnelly served in various positions with Wachovia Securities, First Union Bank and EVEREN Securities from 1998 to 2008. Mr. Donnelly was a highly ranked securities analyst in numerous publications, including Institutional Investor magazine and The Wall Street Journal among others. Prior to Wells Fargo, Mr. Donnelly was Assistant Vice President at AEW Capital Management, L.P. from 1992 to 1998 with fiduciary responsibilities in asset management and capital markets for a large diversified commercial real estate portfolio.
Mr. Donnelly is a Chartered Financial Analyst (CFA) and Certified Management Accountant (CMA). He earned a B.B.A. in Finance with a dual minor in Economics & Psychology from The George Washington University in 1992 and is Founder and Trustee of The Rubinstein-Taybi Syndrome Children’s Foundation. He currently serves on the Board of Directors of Piedmont Office Realty Trust (NYSE: PDM). Our Board of Directors has determined that Mr. Donnelly's qualifications to serve on our Board of Directors include his extensive knowledge of the lodging industry, expertise in navigating and understanding capital markets, his experience in financial transactions and his knowledge gained from serving as the Chief Financial Officer of the Company.

Jeffrey J. Donnelly Chief Executive Officer and Director Age: 55 Director Since: 2024

Michael A. Hartmeier has been a member of our Board of Directors since October 2020. Mr. Hartmeier is the former Group Head of Lodging, Gaming and Leisure Investment Banking at Barclays, and its predecessor Lehman Brothers, which he led from 2000 to 2020. Prior to this role, he served as Group Head of the Gaming Investment Group of Credit Suisse First Boston from 1995 to 2000. Mr. Hartmeier has extensive experience identifying, analyzing and evaluating strategic and financial transactions for brands, management companies and real estate owners in the lodging sector. In the lodging real estate investment trust (“REIT”) sector, he served as advisor on numerous high profile mergers and acquisitions.
Mr. Hartmeier received a M.B.A. from Harvard Business School and a B.A. in Economics-Business from the University of California at Los Angeles. While at UCLA, he was awarded the Pacific-10 Conference Medal. He is currently licensed as a CPA (inactive) and began his career as an auditor at Price Waterhouse. Mr. Hartmeier is a member of the board of directors of Boyd Gaming Corporation (NYSE: BYD). Our Board of Directors has determined that Mr. Hartmeier’s qualifications to serve on our Board of Directors include his extensive experience in finance and advising companies in the lodging sector, including REITs, and his experience advising companies throughout his more than 25-year career in investment banking.

Michael A. Hartmeier Director Age: 63 Director Since: 2020

DiamondRock Hospitality	9	2026 Proxy Statement

Proposal 1: Election of Directors

Stephanie D. Lepori has been a member of our Board of Directors since January 2025. Ms. Lepori is the Chief Accounting, Human Resources and Administrative Officer at Caesars Entertainment, Inc. (“Caesars”), a position she has held since 2019. As Chief Accounting, Human Resources and Administrative Officer, Ms. Lepori oversees all functions of human resources, including labor relations, benefits, and compensation, as well as accounting, shared services, SEC and other external reporting, payroll, budgeting, insurance placement and captive management, and enterprise risk management. In previous roles, she had oversight of information technology. Ms. Lepori has nearly three decades of experience in gaming and hospitality and has been with Caesars since 1995. Before joining Caesars, Ms. Lepori started her career with Arthur Andersen LLP in Las Vegas.
Ms. Lepori has served on several non-profit boards. She currently serves as a Community Board Member for the Truckee Meadows Boys and Girls Club and, beginning in 2025, as a Pacific Trustee for the Boys and Girls Club of America. Ms. Lepori also currently serves as a member of Renown Health’s Board of Directors in Reno, NV and is the Chair of their Audit and Compliance Committee. Renown Health is the largest locally owned not-for-profit healthcare network in Northern Nevada.
Ms. Lepori earned a B.S. in Accounting and Magna Cum Laude and Phi Beta Kappa honors from the University of Southern California. She is a Certified Public Accountant. Our Board of Directors has determined that Ms. Lepori's qualifications to serve on our Board of Directors include her leadership, her deep expertise in accounting matters and financial management, and her familiarity with real estate transactions, including her significant role in numerous financing transactions for Caesars and the execution of major large-scale acquisitions transactions and smaller asset divestitures and purchases.

Stephanie D. Lepori Director Age: 55 Director Since: 2025

Kathleen A. Merrill has been a member of our Board of Directors since February 2019. She is a retired Chief Information Officer and Executive Advisor of Southwest Airlines, a role she held from 2017 until December 2024. In this capacity, Ms. Merrill oversaw key strategic initiatives, including advising senior leadership on the company's technology roadmap and five-year strategic plan, optimizing workflow processes for the technology supply chain, and mentoring the incoming Chief Information Officer. Prior to this role, Ms. Merrill served as Vice President of Business Transformation, Corporate Delivery and Technology from 2012 to 2017, as well as Vice President of Strategic Planning and Implementation from 2008 to 2012. She also held various technology leadership roles at Southwest Airlines before 2008. Before joining Southwest Airlines in 2004, Ms. Merrill held positions at American Airlines and Capital One Auto Finance. In 2025, Ms. Merrill was appointed to the Board of Directors of Accelya, a global provider of airline-retailing and technology solutions. Ms. Merrill holds a B.B.A. in Marketing from the University of North Texas. Our Board of Directors has determined that Ms. Merrill’s qualifications to serve on our Board of Directors include her extensive executive experience in the travel industry and her deep expertise in the field of technology.

Kathleen A. Merrill Director Age: 66 Director Since: 2019

DiamondRock Hospitality	10	2026 Proxy Statement

Proposal 1: Election of Directors

William J. Shaw has been a member of our Board of Directors since October 2016. He has served as a director of Marriott Vacations Worldwide Corporation (NYSE: VAC) since July 2011 and as Chairman of the Board of Marriott Vacations Worldwide Corporation since November 2011. He served as Vice Chairman of Marriott International, Inc. (Nasdaq: MAR) from May 2009 until his retirement in March 2011. He previously served as President and Chief Operating Officer of Marriott International from 1997 until May 2009. He held several other roles at Marriott International since joining Marriott in 1974. Mr. Shaw serves on the Board of Directors of The Carlyle Group, Inc. He also serves on the Board of Trustees of the University of Notre Dame and J.W. Marriott Family Enterprises. Mr. Shaw previously served on the Board of Directors of Marriott International, Inc. and also served on the Board of Trustees of three funds in the American Family of Mutual Funds. Our Board of Directors has determined that Mr. Shaw's qualifications to serve on our Board of Directors include his extensive management experience with Marriott International, his prominent status in the hospitality industry and his wealth of knowledge in dealing with financial and accounting matters as a result of his prior service in financial and accounting positions at Marriott International, including as its Chief Financial Officer, and his experience as a board member of publicly-traded companies.

William J. Shaw Director Age: 80 Director Since: 2016

Tabassum S. Zalotrawala has been a member of our Board of Directors since May 2021. Ms. Zalotrawala is Senior Vice President and Chief Development Officer for McDonald’s USA, LLC, a position she has held since April 2023. In this role, Ms. Zalotrawala oversees real estate, construction, design and asset and portfolio management functions to support the financial and brand performance of McDonald's restaurants. Previously, Ms. Zalotrawala was the Chief Development Officer for Chipotle Mexican Grill, Inc. (NYSE: CMG), a position she held from September 2018 until April 2023. Prior to joining Chipotle, Ms. Zalotrawala spent over seven years at Panda Restaurant Group as Chief Development Officer and Vice President of Development overseeing real estate, architecture and design, facilities, strategic sourcing and construction. Prior to joining Panda Restaurant Group, Ms. Zalotrawala spent over ten years with Arby’s Restaurant Group, Wendy’s Arby’s Group and Triarc Companies in various leadership positions in development. Ms. Zalotrawala started her career in luxury hospitality, designing high profile palaces and mosques in Muscat, Sultanate of Oman.
She holds a B.F.A. degree in interior design from the School of Planning & Architecture, American Intercontinental University and completed the Harvard Business School Advanced Management Program. She serves as a member of the Board of Trustees of the International Council of Shopping Centers (ICSC) and is involved in non-profit work as a board member of the Global Leadership Enhancement and Mentorship Network serving underrepresented and underserved professionals in the food service industry. Ms. Zalotrawala is also an active member with The National Association of Corporate Directors (NACD), serves on the Pacific Southwest Chapter of NACD and is a certified board leadership fellow.
Our Board of Directors has determined that Ms. Zalotrawala’s qualifications to serve on our Board of Directors includes her extensive experience in senior management positions with global responsibility for brand design, real estate development and digital revenue generating initiatives.

Tabassum S. Zalotrawala Director Age: 51 Director Since: 2021

DiamondRock Hospitality	11	2026 Proxy Statement

Proposal 2:
Advisory Vote on Named Executive Officer Compensation
Proposal
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is providing stockholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement.
As described in detail under the heading “Compensation Discussion and Analysis,” our Compensation Committee designs the executive compensation program to create incentives for our named executive officers to maximize long-term stockholder value and also to attract, retain and motivate our named executive officers, who are critical to our success. Under our program, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2025 compensation of our named executive officers.
Text of Resolution
The Board is asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement by voting for the following resolution:
“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
Vote Required; Effect of Vote
The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and will have no effect on the outcome of the vote on this proposal.
This resolution is non-binding and advisory, and therefore will not have any binding legal effect on the Company, our Board of Directors or our Compensation Committee. Furthermore, because this resolution primarily relates to compensation of named executive officers that has already been paid or contractually committed, there is limited opportunity for us to revisit these decisions. However, our Board of Directors and our Compensation Committee value the views of our stockholders and will consider the results of the vote on this proposal in its future decisions regarding the compensation of our named executive officers.
The Company's current policy is to hold a non-binding, advisory vote on the compensation of our named executive officers every year. It is expected that the next such vote will occur at our 2027 annual meeting of stockholders.

DiamondRock Hospitality	12	2026 Proxy Statement

Proposal 2: Advisory Vote on Named Executive Officer Compensation
Recommendation

VOTE
Our Board of Directors unanimously recommends a vote FOR adoption of this resolution. Properly authorized proxies solicited by our Board of Directors will be voted for adoption of this resolution unless otherwise instructed.

DiamondRock Hospitality	13	2026 Proxy Statement

Proposal 3:
Ratification of the Appointment of KPMG as Independent Auditors
Proposal
Our Audit Committee has unanimously appointed KPMG LLP as DiamondRock’s independent auditor for the current fiscal year ending December 31, 2026, and our Board of Directors is asking stockholders to ratify that appointment. Although current law, rules and regulations, as well as the charter of our Audit Committee, require DiamondRock’s independent auditor to be engaged, retained and supervised by our Audit Committee, our Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by stockholders as a matter of good corporate practice. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
Vote Required
The appointment of KPMG LLP as our independent auditor for the current fiscal year will be ratified if this proposal receives a majority of the votes cast, whether in person or by proxy, on this proposal. For purposes of the vote on the ratification of the appointment of KPMG LLP as DiamondRock’s independent auditor for the year ending December 31, 2026, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
Recommendation

VOTE
Our Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent auditors of DiamondRock for 2026. Properly authorized proxies solicited by our Board of Directors will be voted for approval of this proposal unless otherwise instructed.

DiamondRock Hospitality	14	2026 Proxy Statement

Corporate Governance Principles
and Board Matters
Our business is built on relationships with our investors, with the global brand companies we utilize for our hotels and with the management companies who operate our hotels. We are committed to keeping our relationships strong by communicating openly about our business practices, being transparent about our performance and remaining accountable for our conduct. We take our commitments seriously.
At the core of these commitments is the role of our Board of Directors in overseeing the management of our Company’s business and affairs. We believe that an active, informed, independent and involved board is essential for ensuring our integrity, transparency and long-term strength. We believe that our Board of Directors embodies each of those characteristics. We have assembled a Board of Directors that is comprised of individuals with a wide breadth of experience including: the former chairman of a public lodging REIT and founder and former chief executive officer of a public hotel investment company; the founder and former chief executive officer of a major online events planning company; the former president and chief operating officer of Marriott International; a senior executive with experience in real estate, branding and digital strategy; a former executive officer of a major airline company; a former investment banker with experience advising lodging companies and REITs; the current accounting and administrative head for a major lodging and gaming company; and our current Chief Executive Officer.
We follow through on our commitment by implementing what we believe are sound corporate governance practices, including:
Recent Developments
•In 2025, we adopted policies with respect to the internal development, deployment and monitoring of artificial intelligence tools.
•We updated our Guidelines on Significant Governance Issues (“Corporate Governance Guidelines”) in 2024 to set a numerical limit on the number of directorships our directors and officers may hold to ensure that the Company's directors and officers are not “overboarded”. We regularly review and ensure compliance with the Governance Guidelines.
•We adopted a political contribution policy in 2024 to maintain compliance with applicable political contribution laws and to ensure that any that political contributions made by the Company appropriately advance the Company's interests.

DiamondRock Hospitality	15	2026 Proxy Statement

Corporate Governance Principles and Board Matters
Corporate Governance Highlights

What We Do

Majority voting in uncontested director elections and plurality voting in contested director elections along with a Director Resignation Policy related to the voting outcomes.
All of director nominees are independent, other than the CEO of the Company, under the listing standards adopted by the Nasdaq.
All members of the three standing committees of our Board of Directors are independent under the listing standards adopted by the Nasdaq and meet regularly without management.
Maintain insider trading policy governing the purchase, sale and other dispositions of the Company's securities that applies to all of our directors, officers, employees and other covered persons, which is monitored by internal and external legal counsel for compliance with applicable securities laws.
Annual self-assessment and bi-annual individual interviews with Board members to review Board’s effectiveness.
Our Bylaws may be amended by both directors and stockholders by simple majority vote.
Our Bylaws include proxy access provisions.
Our Articles of Amendment and Restatement (our “Charter”) contains majority voting requirements, and not supermajority voting requirements, to approve amendments to our Charter and certain extraordinary actions, such as a merger or other business combination.
Maintain a clawback policy for our named executive officers with recoupment of some compensation under certain circumstances.

What We Don’t Do

Opted out of a provision of the Maryland Unsolicited Takeover Act, such that the Company is prohibited, without the approval of stockholders, from classifying our Board of Directors.
No overboarding as no member of our Board of Directors serves on the boards of more than two public companies other than the Company.
No stockholder rights plan (i.e., “poison pill”)
Opted out of the Maryland business combination and control share acquisition statutes and we may only opt back into such statutes with the affirmative vote of a majority of votes cast by stockholders and the affirmative vote of a majority of continuing directors.
No hedging, derivatives trading or pledging of Company securities by our Board, named executive officers or other designated employees at any time.

DiamondRock Hospitality	16	2026 Proxy Statement

Corporate Governance Principles and Board Matters
Our Board of Directors and its Committees
Board of Directors
We are managed under the direction of our Board of Directors. Our directors are: Timothy R. Chi, Jeffrey J. Donnelly, Michael A. Hartmeier, Stephanie D. Lepori, Kathleen A. Merrill, William W. McCarten, William J. Shaw, Bruce D. Wardinski and Tabassum S. Zalotrawala. Our Board will continue to be chaired by a non-executive chairman upon Mr. McCarten’s retirement, effective as of the adjournment of the Annual Meeting, as Mr. Wardinski, our lead independent director, will assume the role of Chairman. Because Mr. Wardinski is an independent director, in accordance with our Corporate Governance Guidelines, the Company will no longer have a lead independent director after Mr. Wardinski becomes Chairman. Each of our directors stands for election annually.
Director Independence
Our Corporate Governance Guidelines provide that a majority of our directors must be independent. In order to qualify as an “independent director” under our independence standards, a director must meet the requirements of the Nasdaq listing rules, which provide that, among other things, our Board of Directors must determine that the director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In addition, our Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than director fees; whether the director spent more time than is customary advising the executive officers of the Company; and whether we and/or any of our affiliates made substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.
Our Board of Directors has determined that each of Messrs. Chi, Hartmeier, Shaw and Wardinski and Mses. Lepori, Merrill and Zalotrawala is an “independent” director under our independence standards and under the Nasdaq listing rules. The only member of our Board of Directors who is not independent under the Nasdaq listing rules and our independence standards is Mr. Donnelly, our Chief Executive Officer.
Meetings
Our Board of Directors met four times during 2025. Each of our directors attended at least 75% of the aggregate of (i) the number of meetings of our Board of Directors in 2025 and (ii) the number of meetings of committees of our Board of Directors during the period that such person served on our Board of Directors and on such committee. We expect each of our directors to attend our annual meeting of stockholders, which is held virtually. In 2025, all of nine of our directors attended our annual meeting of stockholders.
Directors who qualify as being “non-management” within the meaning of the Nasdaq listing standards meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our Board of Directors and at such other times that our non-management directors deem appropriate. Each director has the right to call an executive session. The executive sessions have been chaired, and will continue to be chaired by Mr. Wardinski, as Lead Director of our Board of Directors and after the Annual Meeting, upon Mr. McCarten’s retirement, the Chairman.
Committees
Our Board of Directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted a written charter for each committee. A copy of each of our Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter is available on our website at http://www.drhc.com under the heading “Company” and subheading “Corporate Governance.” These charters are also available in print to any stockholder upon written request addressed to Investor Relations, c/o DiamondRock Hospitality Company, 7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814.
There are no executives serving on the Audit Committee, Nominating and Corporate Governance Committee or Compensation Committee.
Our Board of Directors may from time to time establish special or standing committees to facilitate the direction of the management of the business and affairs of DiamondRock or to discharge specific duties delegated to the committee by our full Board of Directors.

DiamondRock Hospitality	17	2026 Proxy Statement

Corporate Governance Principles and Board Matters
The following table sets forth the expected membership for each of the standing committees of our Board of Directors as of the date following the Annual Meeting, assuming each of the nominees is re-elected.

Board Members	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee

Bruce D. Wardinski	●	●	●
Timothy R. Chi	●	●	C
Michael A. Hartmeier	●	C	●
Stephanie D. Lepori	C	●	●
William J. Shaw	●	●	●
Kathleen A. Merrill	●	●	●
Tabassum S. Zalotrawala	●	●	●
C Chair ● Member

Audit Committee
Roles and Responsibilities:
•overseeing our accounting and financial reporting processes;
•ensuring the integrity and audits of our financial statements;
•maintaining our compliance with legal and regulatory requirements;
•reviewing the qualifications, independence and performance of our independent auditors;
•monitoring the performance of our internal audit function;
•ensuring that our internal control systems over financial reporting processes comply with all rules and regulations promulgated by the Nasdaq and the SEC; and
•discussing the Company’s cybersecurity program at least annually and receiving periodic updates from internal audit or management on cybersecurity breaches or other developments.
Each member of our Audit Committee is “independent” as that term is defined by the SEC and the Nasdaq. Our Board of Directors determined that Ms. Lepori, our incoming Audit Chair following the Annual Meeting, and each of Messrs. Hartmeier, Shaw and Wardinski qualifies as an “audit committee financial expert” as that term is defined under the rules of the SEC. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for purposes of federal securities laws. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee or Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.
Our Audit Committee met four times during 2025 and each of the members attended at least 75% of the meetings of the Audit Committee.
The Report of our Audit Committee is included in this proxy statement.

Meetings in 2025: 4

Committee Members: •William J. Shaw (Chair ’25) •Timothy R. Chi •Michael A. Hartmeier •Stephanie D. Lepori •Kathleen A. Merrill •Bruce D. Wardinski •Tabassum S. Zalotrawala

Independent

Each Committee Member is "independent" as defined by the SEC rules and Nasdaq listing standards.

Financial Experts

•William J. Shaw (Chair ’25) •Michael A. Hartmeier •Stephanie D. Lepori •Bruce D. Wardinski

DiamondRock Hospitality	18	2026 Proxy Statement

Corporate Governance Principles and Board Matters

Nominating and Corporate Governance Committee

Roles and Responsibilities:
•identifying and recommending qualified individuals to become members of our Board of Directors and the appointment of members to its various committees;
•overseeing the annual performance evaluation of our Board of Directors;
•developing, recommending and reviewing a set of corporate governance guidelines and policies and a code of business conduct and ethics; and
•overseeing of the Company's goals, policies, programs and strategies related to environmental stewardship, climate related risks and opportunities, responsible investment, corporate citizenship, human capital management and other social and public matters of significance to the Company.
Our Nominating and Corporate Governance Committee met four times during 2025 and each of the members attended at least 75% of the meetings of the Nominating and Corporate Governance Committee. Following the Annual Meeting, Mr. Hartmeier will become the Chair of our Nominating and Corporate Governance Committee.

Meetings in 2025: 4

Committee Members: •Timothy R. Chi (Chair ’ 25) •Michael A. Hartmeier •Stephanie D. Lepori •Kathleen A. Merrill •William J. Shaw •Bruce D. Wardinski •Tabassum S. Zalotrawala

Independent

Each Committee Member is "independent" as defined by the SEC rules and NYSE listing standards.

Compensation Committee
Roles and Responsibilities:
•reviewing and approving corporate goals and objectives relevant to the chief executive officer’s compensation, evaluating the chief executive officer’s performance, and recommending to the independent directors the chief executive officer’s compensation based on its evaluation;
•reviewing and approving or making recommendations to our Board of Directors with respect to the compensation for our other executive officers, along with our chief executive officer, and for our non-employee directors;
•recommending a successor chief executive officer to our Board of Directors if that position becomes or is expected to become vacant; and
•retaining and terminating any compensation consultant to be used to assist in the evaluation of the chief executive officer or other executive officer compensation, and approving the consultant’s fees, scope of work and other terms of retention.
Our Compensation Committee met four times during 2025 and each of the members attended at least 75% of the meetings of our Compensation Committee. Following the Annual Meeting, Mr. Chi will become the Chair of our Compensation Committee.
The Report of our Compensation Committee is included in this proxy statement.

Meetings in 2025: 4

Committee Members: •Bruce D. Wardinski (Chair ’25) •Timothy R. Chi •Michael A. Hartmeier •Stephanie D. Lepori •Kathleen A. Merrill •William J. Shaw •Tabassum S. Zalotrawala

Independent

Each Committee Member is "independent" as defined by the SEC rules and Nasdaq listing standards.

DiamondRock Hospitality	19	2026 Proxy Statement

Corporate Governance Principles and Board Matters
Consideration of Director Nominees
Stockholder Recommendations
Stockholders of record of DiamondRock may recommend candidates for inclusion by our Board of Directors in the slate of nominees that our Board of Directors recommends to stockholders. Our Nominating and Corporate Governance Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by our Nominating and Corporate Governance Committee and set forth in its charter. All stockholder recommendations for director candidates must be submitted to our Corporate Secretary at DiamondRock Hospitality Company, 7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814, who will forward all recommendations to our Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at our 2025 annual meeting. All stockholder recommendations for director candidates for election at our 2026 annual meeting must be submitted to our Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which the Company’s proxy statement was released to our stockholders in connection with the previous year’s annual meeting and must include the following information:
•the name and address of record of the stockholder;
•a representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Exchange Act;
•the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board of Directors membership as approved by our Board of Directors from time to time and set forth in the Nominating and Corporate Governance Committee charter;
•a description of all arrangements or understandings between the stockholder and the proposed director candidate;
•the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and
•any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board of Directors by following the procedures set forth in our Bylaws and described in the section titled “Stockholder Nominations of Directors.”
Proxy Access
Our Bylaws include a proxy access provision, which permits a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include certain director nominees in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:
•have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock of the Company continuously for at least the prior three years;
•represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent; and

DiamondRock Hospitality	20	2026 Proxy Statement

Corporate Governance Principles and Board Matters
•provide a notice requesting the inclusion of director nominees in the Company’s proxy materials and provide other required information to the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of distribution of the notice for the preceding year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).
Board of Directors Membership Criteria
Our Board of Directors has established criteria for Board of Directors membership. These criteria include the following specific, minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board of Directors, including that the nominee shall:
•have the highest personal and professional integrity;
•have demonstrated exceptional ability and judgment; and
•be most effective, in conjunction with the other nominees to our Board of Directors, in collectively serving the long-term interests of our stockholders.
In addition to the minimum qualifications for each nominee set forth above, our Nominating and Corporate Governance Committee will recommend director candidates to the full Board of Directors for nomination, or present director candidates to the full Board of Directors for consideration, to help ensure that:
•a majority of our Board of Directors will be “independent” as defined by the Nasdaq listing standards;
•each of our Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors; and
•at least one member of our Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.
Identifying and Evaluating Nominees
Our Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chief executive officer, other executive officers, third-party search firms or any other source it deems appropriate.
Our Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate whom it is considering or who has been recommended to it by a stockholder in compliance with our Nominating and Corporate Governance Committee’s procedures for that purpose, including conducting inquiries into the background of proposed director candidates. In identifying and evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Board of Directors membership approved by our Board of Directors, all facts and circumstances that it deems appropriate or advisable including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board of Directors. Pursuant to our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee will confer with our full Board of Directors as to the criteria it intends to apply before a search for a new director is commenced. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the right to nominate directors, our Nominating and Corporate Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

DiamondRock Hospitality	21	2026 Proxy Statement

Corporate Governance Principles and Board Matters
Criteria
In considering whether to recommend any candidate for inclusion in our Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee will apply the minimum criteria set forth above as well as the Board membership criteria set forth in our Corporate Governance Guidelines. While we do not have a formal diversity policy, our Board of Directors believes that diversity of backgrounds and commensurate different viewpoints and perspectives strengthens the ability of our Board of Directors to perform its responsibilities and make sound strategic decisions. Our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee, when recommending to our Board of Directors the types of skills and characteristics required of Board members, should consider such factors as relevant experience, intelligence, independence, commitment, compatibility with the Board culture, prominence, diversity, understanding of our business and such other factors as the Nominating and Corporate Governance Committee deems relevant. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Nominating and Corporate Governance Committee may therefore consider a broad range of factors related to the qualifications and background of nominees.
Board Leadership Structure
Our Corporate Governance Guidelines permit our Board of Directors to determine whether it is in the best interests of the Company to combine or separate the roles of Chief Executive Officer and Chairman at a given point in time. Our Board of Directors believes that at the present time it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman be separated in order for the individuals elected to each position to focus on their primary role. Our Chief Executive Officer, Mr. Donnelly, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. Wardinski, our incoming Chairman, will provide guidance to our Chief Executive Officer, and preside over meetings of our full Board of Directors and will set the agenda for meetings of the Board of Directors. Mr. McCarten currently acts in a similar role as our non-CEO Chairman.
Our Corporate Governance Guidelines provide that our Board of Directors will adopt a “Lead Director” structure pursuant to which one independent director is selected to serve as an interface between the Chief Executive Officer and our Board of Directors; provided that if the Chairman is an independent director then the Chairman shall have the responsibilities of the Lead Director and there will not be a separate Lead Director. Mr. Wardinski served as our Lead Director in 2025 and will serve as our Chairman in 2026 after the Annual Meeting. As Mr. Wardinski is independent, the Board will no longer have a Lead Director and the Chairman will be the presiding director when our Board of Directors meets in executive session.
The Board’s Role in Risk Oversight
Our Board of Directors plays an important role in the risk oversight of the Company. Our Board of Directors is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Our Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, cyber, regulatory, strategic and reputational risks. In addition, our Board of Directors administers its risk oversight function through the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancings and the election and retention of DiamondRock’s senior management. There is also direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees and regular periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of DiamondRock as a “real estate investment trust” for tax purposes and DiamondRock’s internal controls and financial reporting. Our Board of Directors also relies on management to bring significant matters impacting DiamondRock to its attention.

DiamondRock Hospitality	22	2026 Proxy Statement

Corporate Governance Principles and Board Matters
As part of its charter, our Audit Committee oversees our policies with respect to risk assessment and risk management, including with respect to cybersecurity risks, which includes artificial intelligence risks. On an annual basis our internal auditors, PwC LLP, interviews each of our executive officers, certain other officers and certain members of our Board of Directors to determine and evaluate risks that could impact the operations, financing or performance of the Company. PwC LLP also reviews the Company’s strategic objectives, pertinent information relevant to the Company and the industry, the strategies deployed against the top risks and results of internal audits and Sarbanes-Oxley test results and findings. PwC LLP relies on a top-down approach in which the focus is on risks that impact shareholder value, with a linkage to the Company’s strategic initiatives. The top ten risks are then identified and assessed. For each such risk, PwC LLP provides a description of the risk, the key risk mitigation activities and the executive officer(s) responsible for monitoring the risk. PwC LLP also compiles a list of risks that are not considered to be in the top ten and also charts the Company’s response to each of these risks. This risk assessment is presented to and reviewed by the Audit Committee annually.
Risk Considerations in our Compensation Program
Our Compensation Committee regularly considers whether our compensation program encourages our executives to prudently manage enterprise risk. DiamondRock’s leadership and culture encourage long-term stockholder value creation, not short-term stockholder-value maximization. We evaluate performance based on both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. Consistent with our long-term focus, we do not believe that any of our compensation policies and practices for our named executive officers or any other employee encourage excessive risk-taking. In fact, many elements of our executive compensation program serve to mitigate excessive risk-taking. For example, we provide what we believe to be a balanced mix of base salary, annual cash incentives and long-term equity incentives. Our base salary provides a guaranteed level of income that does not vary with performance. We balance incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple-year period. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long terms. Long-term equity incentive compensation is provided through the use of full-value shares, which encourage our executives to maintain as well as increase stockholder value. We have not granted stock options in over a decade. A significant portion of the long-term executive compensation is tied to the Company’s performance measured over a three-year period in terms of stockholder return relative to a lodging REIT peer group. Our clawback policy, stock ownership policies and anti-hedging and anti-pledging policies further mitigate risk. For more information regarding our compensation program, see the section titled “Compensation Discussion and Analysis.”
Communications with our Board of Directors
If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of DiamondRock Hospitality Company], c/o Corporate Secretary, DiamondRock Hospitality Company, 7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814.
If you wish to contact our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chair of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814. In addition, you may do so online at https://www.drhc.com/whistleblower.php. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.
Any stockholder or interested party may communicate with our non-management directors as a group by writing to Non-Management Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814.
We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Corporate Secretary will be forwarded by the Corporate Secretary promptly to the addressee(s).

DiamondRock Hospitality	23	2026 Proxy Statement

Corporate Governance Principles and Board Matters
Other Corporate Governance Matters
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, executive officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our Board of Directors to our General Counsel, who is also our chief compliance officer.
Our Code of Ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith on the basis of a reasonable belief. Specifically, DiamondRock will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against, such an officer or employee. The provisions of our Code of Ethics may only be waived or amended by our Board of Directors or, if permitted, a committee of our Board of Directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of Nasdaq. We intend to disclose any amendments to our Code of Ethics, as well as any waivers for executive officers, on our website.
A copy of the Code of Ethics is available on our website at https://www.drhc.com under the heading “Company” and subheading “Corporate Governance”.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at https://www.drhc.com under the heading “Company”, under the subheading “Corporate Governance”.
Conflicts of Interest
Our Code of Ethics contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that situations of actual or potential conflicts of interest are to be avoided by all employees. Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer. The compliance officer may notify our Board of Directors or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a director, officer, or employee other than the compliance officer should be disclosed directly to the compliance officer, who shall notify our Board of Directors or a committee of our Board of Directors. Actual or potential conflicts of interest involving the compliance officer should be disclosed to our Chairman of our Board of Directors and the Chair of our Nominating and Corporate Governance Committee. If an actual or potential conflict is determined, we will take appropriate corrective action. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests.
Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:
•the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;
•the fact of the common directorship or interest is disclosed to stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than the votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or
•the contract or transaction is fair and reasonable to the corporation.

DiamondRock Hospitality	24	2026 Proxy Statement

Corporate Governance Principles and Board Matters
Succession Policy
Our Board of Directors understands the importance of succession planning. Pursuant to our Corporate Governance Guidelines, our Board of Directors and our Chief Executive Officer, on at least an annual basis, analyze the current management development, both short term and long term, and overall succession planning.
Our Board of Directors has adopted a succession policy for the Chief Executive Officer to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer. Under this policy, our Compensation Committee is responsible to recommend to our full Board of Directors, in the event of an emergency, an interim Chief Executive Officer and to lead the search for a permanent Chief Executive Officer after the interim position has been filled or when there is sufficient time to fill the position when our Compensation Committee is aware that the position will become vacant for a reason other than an emergency.
Cybersecurity Policy
DiamondRock engages a managed services provider (the “MSP”) and a managed security services provider (the “MSSP”) to assist us with the identification, monitoring, and management of cybersecurity risks. In 2025, we strengthened our technology and cybersecurity governance by adding a senior technology and security professional to our IT leadership team. This role is responsible for strengthening internal ownership of our technology and cybersecurity governance and providing oversight over both our MSP and MSSP. This individual brings extensive experience in cybersecurity and information security services, including security operations, threat detection and response, vulnerability management, incident response, and compliance oversight aligned with recognized frameworks such as the National Institute of Standards and Technology Cybersecurity Framework.
Management, including our Chief Accounting Officer, Chief Financial Officer & Treasurer and General Counsel & Chief Risk Officer (collectively, the “Senior Risk Management Team”), oversees cybersecurity risk management activities and receives updates from internal IT leadership and our MSP and MSSP. The Senior Risk Management Team then briefs the Board of Directors on information regarding security matters at least quarterly. Additionally, we provide cybersecurity training for all Board members and our employees.
As part of its charter, the Audit Committee oversees our policies with respect to risk assessment and risk management, including with respect to cybersecurity risks. The Audit Committee administers its risk oversight function by receiving regular reports from the Senior Risk Management Team on areas of material risk to the Company. Our Audit Committee discusses DiamondRock’s cybersecurity program at least annually, and receives quarterly updates from internal audit or management on cybersecurity incidents or other developments.
Corporate Responsibility and Governance
We are committed to strong environmental stewardship, as well as improving our Company's social and governance practices and related disclosure. We are committed to enhancing the value of our sustainability platform through open and transparent communications with our stakeholders. Our sustainability objectives are designed to support our Company's vision and strategic principles through measures to:
•reduce energy and water consumption;
•increase profitability at our hotels;
•proactively manage environmental risks; and
•make positive contributions to communities.
To help us measure our Corporate Responsibility program’s success, we began publishing an annual Corporate Responsibility Report (“CRR”) in 2013, which focuses on our initiatives to enhance Corporate Responsibility progress. Our 12th CRR included information about our Corporate Responsibility program, strategy, initiatives, performance statistics, reduction targets, progress toward

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Corporate Governance Principles and Board Matters
achieving our reduction targets, and additional disclosures. The CRR included several enhancements including a pathway to net zero plan, designed to guide the Company on a mission to achieve net-zero status by 2050.
In order to assist investors to better understand the Company’s corporate responsibility performance, the Company continued to post disclosures on our website in accordance with the framework established by the Global Reporting Initiative throughout 2025. This framework displays our results in uniform and globally accepted categories, enhancing the ability to compare our results to other organizations. Additionally, the Company added disclosures in accordance with the framework established by the Task Force on Climate-Related Financial Disclosures to our website.

	Earned four Green Stars in 2025	8th year Held Star Status for the eighth straight year

“A”	Achieved a score of “A” on the GRESB Public Disclosure Assessment in 2025

Prime	Our performance-based rating from ISS ESG Corporate Rating earned us Prime Status, which is awarded to companies with top-tier sustainability performance.

Annually, we submit a response to the GRESB Report, which benchmarks the Company's approach and performance on environmental, social and governance indicators against other real estate companies. In 2025, we achieved the third highest score in the Hotel/Americas peer set for the GRESB Real Estate Benchmark Report, earned four Green Stars and earned Green Star Status for the eighth straight year. We also ranked first among the America's Hotel peer set and achieved a score of “A” on the GRESB Public Disclosure Assessment in 2025. The GRESB Report is available on our website at http://www.drhc.com under the heading “Investor Relations” and subheading “Sustainability Report.”
The Company continued to make progress as a leader in the quality of our corporate responsibility disclosures over the past year. In 2025, our performance-based rating from ISS ESG Corporate Rating earned us the designation of Prime Status for Corporate ESG Performance for the sixth consecutive year.
In 2025, our cross-department Corporate Responsibility Committee, comprised of our Chief Financial Officer, General Counsel, internal associates and external advisors, continued to enhance our responsibility efforts, track responsibility initiatives, and uncover new areas of opportunity. The Corporate Responsibility Committee reports to our Nominating and Corporate Governance Committee quarterly and our Board of Directors annually. Pursuant to its charter, our Nominating and Corporate Governance Committee reviews and approves the Company’s activities, goals and policies concerning environmental stewardship and social responsibility matters in addition to its role concerning governance matters.

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Corporate Governance Principles and Board Matters
We are committed to transparent reporting of our corporate responsibility results. In 2025, we continued to strengthen the level of disclosure with relevant international standards and best practices, specifically the International Financial Reporting Standards Foundation (formerly known as the Sustainable Accounting Standards Board or SASB) for the Real Estate Sector. Additionally, to ensure the accuracy and completeness of our environmental reporting, our 2024 environmental performance data was verified by an independent third-party.
For more information on our Corporate Responsibility program and enterprise-wide policies, please review the current copy of our Sustainability Report by visiting http://investor.drhc.com/sustainability-report. The information found on or otherwise available through our website is not incorporated by reference into, nor does it form a part of, this proxy statement.

DiamondRock Hospitality	27	2026 Proxy Statement

Director Compensation
The following chart summarizes the compensation earned by our non-employee directors in 2025. Directors who are employees receive no separate compensation for being members of our Board of Directors:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(7)	All Other Compensation ($)(8)	Total ($)

William W. McCarten(2) (Chairman)	195,000	110,002	2,844	307,846
Bruce D. Wardinski(3) (Lead Director and Compensation Committee Chair)	135,000	110,002	—	245,002
Timothy R. Chi(3) (Director and Nominating and Corporate Governance Committee Chair)	105,000	110,002	—	215,002
Michael A. Hartmeier(4) (Director)	95,000	110,002	—	205,002
Stephanie D. Lepori(3) (Director)	91,050	110,002	—	201,052
Kathleen A. Merrill(5) (Director)	95,000	110,002	3,605	208,607
William J. Shaw(3) (Director and Audit Committee Chair)	110,000	110,002	—	220,002
Tabassum S. Zalotrawala(6) (Director)	95,000	110,002	8,468	213,470
(1)Mr. Donnelly is not included in this table because he was an employee of the Company in 2025 and thus received no separate compensation for service as a director.
(2)As of December 31, 2025, Mr. McCarten held 30,713 deferred stock units.
(3)Messrs. Wardinski, Chi, and Shaw and Ms. Lepori do not have any outstanding deferred stock awards as of December 31, 2025.
(4)As of December 31, 2025, Mr. Hartmeier held 47,727 deferred stock units.
(5)As of December 31, 2025, Ms. Merrill held 33,280 deferred stock units.
(6)As of December 31, 2025, Ms. Zalotrawala held 60,302 deferred stock units.
(7)The amounts set forth in this column represent the grant-date fair value of unrestricted stock awarded to our non-employee directors in May 2025.
(8)All other compensation represents reimbursement for lodging, meals, and certain other expenses at one of our hotels or other hotels or resorts.
Reasonableness of Non-Employee Director Compensation
Our philosophy on director compensation is to pay directors competitively and fairly for the work required. The design of our program is consistent with recognized best practice with the following provisions:
•Retainer-only cash compensation with no fees for attending meetings that is an expected part of board service.
•Additional retainers for special roles such as Chairman of the Board, Lead Director and committee chairs to recognize their incremental time and effort.

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Director Compensation
•Significant portion of total compensation in full-value equity shares, for alignment with stockholders, where annual grants are based on a competitive fixed-value formula and vest immediately to avoid director entrenchment.
•Meaningful stock ownership requirements of five times the annual cash retainer.
•Flexible voluntary deferral provisions and no material benefits or perquisites.
•Our 2024 Equity Incentive Plan includes a $750,000 annual compensation limit on all forms of compensation for non-employee directors other than the chairman and vice chairman of our Board of Directors.
Our Compensation Committee periodically reviews the compensation of our non-employee directors. In 2024, our Compensation Committee engaged FW Cook to conduct a study of non-employee director compensation programs in place at comparable public companies. The comparable companies were the same REITs as were used in competitive comparisons of executive compensation (see Compensation Discussion and Analysis - Use of Competitive Set). Based on the recommendation of FW Cook, our Compensation Committee did not recommend to our Board of Directors any change in annual compensation of our non-employee directors from 2024 to 2025.
Cash Compensation
We compensate our directors through an annual retainer as opposed to per meeting fees. We have structured their compensation in this manner in order to simplify and clarify director compensation as each of our three standing committees was comprised of all independent directors in 2025 and meetings may often involve discussions covering the area of responsibility of more than one committee.
The following chart reflects the annual cash retainers paid to our non-employee directors in 2025.

Name	Annual Fee for Board Membership (1) ($)	Annual Fee for Chairman of the Board, Committee Chairs & Lead Director ($)	Total Cash Fees Paid ($)

William W. McCarten (Chairman)	95,000	100,000	195,000
Bruce D. Wardinski(1) (Lead Director and Compensation Committee Chair)	95,000	40,000	135,000
Timothy R. Chi (Director and Nominating and Corporate Governance Committee Chair)	95,000	10,000	105,000
Michael A. Hartmeier (Director)	95,000	—	95,000
Stephanie D. Lepori(2) (Director)	91,050	—	91,050
Kathleen A. Merrill (Director)	95,000	—	95,000
William J. Shaw (Director and Audit Committee Chair)	95,000	15,000	110,000
Tabassum S. Zalotrawala (Director)	95,000	—	95,000
(1)The additional annual retainer for our Lead Director is $25,000 and the additional annual retainer for our Compensation Committee Chair is $15,000.
(2)Ms. Lepori was appointed to our Board of Directors effective January 15, 2025. Her annual retainer is prorated from the date of her appointment.

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Director Compensation
Equity Compensation
As part of their regular annual compensation, each of our non-employee directors receives a grant of fully-vested shares of common stock each year. The non-employee directors may elect to defer the receipt of the annual stock award. Those non-employee directors who elect to defer such awards will instead be granted an award of deferred stock units that will be settled in shares of common stock in a lump sum six months after the director ceases to be a member of our Board of Directors.
On May 5, 2025, we issued (i) 14,493 shares of common stock to each of those directors electing to receive the equity award and (ii) 14,493 deferred stock units to each of those directors electing to defer the equity award, both of which had a value of $110,002, based on the closing stock price for our common stock on that date. Mr. Hartmeier and Ms. Zalotrawala elected to defer the receipt of this unrestricted stock award.
Expenses and Perquisites
We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees or attending continuing professional education classes.
In addition, each of the members of our Board of Directors is entitled to reimbursement for up to $15,000 per annum of lodging, meals, parking and certain other expenses at all of our hotels as well as at other hotels and resorts. The purpose of this policy is to encourage our directors to visit our hotels and other hotels in order to maintain and enhance their knowledge of our portfolio and the lodging industry. All of such reimbursement was considered taxable income to the director who received such reimbursement and is disclosed in the “All Other Compensation” column of the chart entitled “Director Compensation.”
Stock Ownership Policy for Directors
The Company encourages our directors to own shares of the Company's stock. We pursue this goal via our stock ownership policy, which establishes an ownership target for each of our non-employee directors on an annual basis. The ownership target for a non-employee director is determined by multiplying the annual cash retainer for Board membership for that year by five and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($9.21 per share for 2026). We count towards this minimum stock ownership target both owned shares and deferred stock units. Directors are expected to achieve this ownership target within five (5) years of joining the Board. Each non-employee director is restricted from selling any shares of Company stock if such sale would result in the director not meeting the minimum stock ownership target, except (i) as needed to pay personal taxes related to the issuance of Company stock from equity compensation grants, (ii) if such director has additional time within which to come into compliance with the policy, or (iii) for shares that the director has purchased on the open market. As of December 31, 2025, each of our non-employee directors holds shares in excess of his or her 2026 ownership target, except Ms. Lepori, who was elected to our Board of Directors in 2025 and has additional time within which to come into compliance with the ownership target.

DiamondRock Hospitality	30	2026 Proxy Statement

Executive Officers
As of the Record Date, the executive officers of the Company are as follows:

Name	Age	Position

Jeffrey J. Donnelly	55	Chief Executive Officer and Director
Justin L. Leonard	48	President and Chief Operating Officer
Briony R. Quinn	53	Executive Vice President, Chief Financial Officer and Treasurer
Anika C. Fischer	37	Senior Vice President, General Counsel and Corporate Secretary
Executive Officers
Mr. Donnelly’s biographical information is set forth under “Proposal 1: Election of Directors” above.

Justin L. Leonard has served as our President and Chief Operating Officer since April 2024 and joined the Company as the Executive Vice President, Asset Management and Chief Operating Officer in July 2022. Mr. Leonard oversees the Company's investment activity, including acquisitions, dispositions, and redevelopment, as well as asset management and operations. Prior to joining the Company, Mr. Leonard was a Senior Principal at Walton Street Capital, a real estate private equity firm, where he held numerous roles for more than 20 years and was responsible for the oversight and asset management of Walton Street Capital’s hotel investments. Mr. Leonard directed the asset management of 60 hotels totaling 20,800 rooms. He has a breadth of experience that spans a cross section of the hospitality space from five-star luxury destination resorts to urban limited service, and he has overseen both independent assets as well as assets affiliated with almost every major global brand and managed by more than 15 different hotel management companies. In addition to overseeing the day-to-day asset management of Walton Street Capital’s hotel portfolio he was also primarily responsible for the disposition of hotel investments and in that capacity sold over 50 hotels at a gross transaction value of over $4 billion. Prior to taking on the asset management of Walton Street Capital’s hotels, Mr. Leonard was a Principal in the acquisition group where he was involved in transactions across all real estate product types.
Mr. Leonard holds a B.B.A. in Real Estate from the University of Wisconsin.

Justin L. Leonard President and Chief Operating Officer Age: 48

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Executive Officers

Briony R. Quinn has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2024. She oversees capital markets transactions, accounting, tax, financial planning & analysis, investor relations, internal audit, human resources and insurance placement. Ms. Quinn joined DiamondRock in 2007 as Assistant Controller and was promoted to Vice President and Corporate Controller in 2008, to Chief Accounting Officer in 2014 and to Senior Vice President and Treasurer in 2018. Prior to DiamondRock, Ms. Quinn was the Vice President of Finance and Accounting for Meristar Hospitality Corporation, a publicly-traded lodging real estate investment trust. She previously held roles at a number of audit and consulting firms, including Arthur Andersen and Beers & Cutler.
Ms. Quinn holds a B.S in Accounting with a minor in Finance from Providence College. She is currently licensed as a certified public accountant (inactive).

Briony R. Quinn Executive Vice President, Chief Financial Officer and Treasurer Age: 53

Anika C. Fischer has served as our Senior Vice President, General Counsel and Corporate Secretary since June 2024. She oversees all legal and compliance activities for the Company, including corporate governance and capital markets transactions, litigation management, hotel transaction negotiations, legal operations, risk management, and regulatory compliance for the Company and its hotels. Previously, Ms. Fischer was Deputy General Counsel at Essex Property Trust, Inc., a multifamily REIT from October 2015 through May 2024. During her nine-year tenure at Essex she led its legal department in capital markets transactions, securities and corporate governance matters and the teams responsible for closing and underwriting complex real estate transactions, including acquisitions, dispositions, structured finance, joint ventures, developments and financings.
Ms. Fischer began her career as an associate in the Real Estate group at Kirkland & Ellis LLP. Ms. Fischer received a Juris Doctorate cum laude from the University of Michigan Law School and a B.A. from Wesleyan University.

Anika C. Fischer Senior Vice President, General Counsel and Corporate Secretary Age: 37

The charts below contain additional demographic information on our executive officers:

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Compensation Discussion
and Analysis
Executive Summary
Our “named executive officers” for 2025 were as follows:

Name	Title

Jeffrey J. Donnelly	Chief Executive Officer (“CEO”)
Justin L. Leonard	President and Chief Operating Officer (“COO”)
Briony R. Quinn	Executive Vice President, Chief Financial Officer and Treasurer (“CFO”)
Anika C. Fischer	Senior Vice President, General Counsel and Corporate Secretary (“GC”)
Our executive compensation program has been designed to meet the following objectives:
•to be straightforward, transparent and market-based;
•to create proper incentives for our executive team to achieve corporate and individual strategic objectives and maximize sustainable long-term stockholder value; and
•to comply with sound corporate governance practices.
Our executive compensation program consists of base salary, annual cash incentive compensation opportunities, annual long-term equity incentive grants and limited perquisites.
Company Highlights
We believe our high-quality hotel portfolio is well positioned within top lodging markets in the U.S. In 2025, we continued to successfully execute on our strategic objectives, including an intense focus on asset management, capital allocation, and balance sheet management. We realized several significant accomplishments in 2025, including:
Operating Accomplishments
•Reported net income attributable to common stockholders of $91.6 million, or $0.44 per diluted share.
•Generated comparable total revenues of $1.117 billion, an increase of 1.0% compared to 2024.
•Achieved comparable RevPAR of $207.38, an increase of 0.4% compared to 2024.
•Generated comparable Hotel Adjusted EBITDA of $316.5 million, which was an increase of 1.1% compared to 2024. For the definition of Hotel Adjusted EBITDA and a reconciliation to net income, refer to "Non-GAAP Measures" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2025.

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Compensation Discussion and Analysis
•Increased Adjusted FFO per diluted share 3.8% compared to 2024 to $1.08 per diluted share. For the definition of Adjusted FFO and a reconciliation to net income, refer to "Non-GAAP Measures" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2025.
Balance Sheet Accomplishments
•Completed a $1.5 billion refinancing of our senior unsecured credit facility, increasing its size by $400 million and extending its maturity schedule. The proceeds were used to repay three mortgage loans totaling $291 million, resulting in a fully unencumbered portfolio.
•Ended 2025 with a net debt to Adjusted EBITDA ratio of 3.5 times. For the definition of Adjusted EBITDA and a reconciliation to net income, refer to "Non-GAAP Measures" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2025.
•Ended 2025 with total liquidity of approximately $562.3 million.
Investment Accomplishments
•Completed approximately $82 million of capital investment projects to maintain our hotels at institutional standards and for return on investment projects in 2025.
•Completed the repositioning of the Orchards Inn Sedona as The Cliffs at L’Auberge, which integrated the hotel into the adjacent L’Auberge de Sedona. This significant return on investment project included construction of a new hillside pool and path connecting the two properties, renovation of the guestrooms and creation of a new arrival experience and new outdoor event space.
•Sold the 410-room Westin Washington D.C. City Center for $92 million.
Other Accomplishments
•Achieved total shareholder return of 4% in 2025, one of only two lodging REITs to deliver positive returns.
•Repurchased 4.8 million shares of its common stock at a weighted average price of $7.72 per share for a total consideration of approximately $37.1 million during 2025.
•Redeemed our outstanding 8.25% Series A Preferred Stock for $119 million during 2025.
•Achieved the third highest score in the Hotel/Americas peer set for the GRESB Real Estate Benchmark Report, earned four Green Stars and earned Green Star Status for the eighth straight year according to the GRESB Real Estate Assessment.
•Ranked first among the U.S. Hotel peer set and achieved a score of “A” on the GRESB Public Disclosure Assessment in 2025.

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Compensation Discussion and Analysis
2025 Compensation Program Overview
Highlighted below are the key components of our executive compensation program, the purpose of each component and the process for determining each component.

Compensation Component	Description and Purpose	Process/Highlights

Base Salary	•Fixed compensation necessary to attract and retain executive talent. •Based on competitive market, individual role, experience, performance and potential.
•Executive base salaries are reviewed each year by our Compensation Committee with assistance from its compensation consultant.
•Refer to the subsection entitled “Base Salary” under the discussion of “Compensation Elements” for a three-year history of base salaries for the named executive officers.

Annual Cash Incentive Compensation
•Performance-based cash incentives that reward achievement of annual performance objectives.
•Tied to the Company's business plan and strategic goals.
•Our 2025 annual cash incentive program for executives was based 95% on achievement of joint objectives common to all executives and 5% based on individual goals specific for each executive. The joint objectives included several financial and strategic objectives, the most heavily weighted of which were Hotel Adjusted EBITDA and Adjusted FFO per Share.

•Based on performance against the joint objectives and the individual objectives, the actual cash incentive awards were approximately 141% of each executive's target opportunity.
•Refer to the subsection entitled “Cash Incentive Compensation Program” under the discussion of “Compensation Elements” for more detail.

Long-Term Equity Incentive Compensation
•Aligns executive compensation with total stockholder return over multi-year performance and vesting periods.
•60% of long-term equity incentives vest subject to pre-established multi-year performance objectives.

•Grants are generally made in the first quarter each year.
•Grants made in 2025 were 60% in performance stock units (“PSUs”) and 40% in time-based restricted stock or long-term incentive plan (“LTIP”) units.

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Compensation Discussion and Analysis

Compensation Component	Description and Purpose	Process/Highlights

Long-Term Equity Incentive Compensation (continued)	•Promotes long-term retention of key talent.
•PSUs may be earned from 0% to 300% of a target number of PSUs. The PSUs are based on our total stockholder return (“TSR”) relative to a peer group over a three-year performance period. The number of PSUs earned is subject to a “negative TSR modifier” that reduces the number of PSUs earned if absolute TSR is negative for the performance period, regardless of our relative TSR performance.
•Refer to the subsection entitled “Long-Term Incentive Compensation” under the discussion of “Compensation Elements” for more detail.

Benefits and Limited Perquisites
•Designed to attract and retain high-performing employees.
•Includes health and dental insurance, term life insurance, disability coverage and a 401(k) plan match.
•Executive officers and certain senior-level employees can participate in a deferred compensation plan, in which participants may defer earned compensation. There is no Company match in effect for the deferred compensation plan.
•As a member of our Board of Directors, Mr. Donnelly is entitled to annual reimbursement of up to $15,000 for certain hotel stays, which he has never used.
•All employee plans are reviewed annually. •Named executive officers participate in the same benefits plans as all other employees, with the exception of a deferred compensation plan.

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Compensation Discussion and Analysis
Target Direct Compensation Mix
The following charts illustrate the target mix between direct compensation elements (base salary, annual cash bonus and long-term equity incentives in the form of time-based restricted stock and PSUs) for our Chief Executive Officer and the average of our other named executive officers (“NEOs”) in 2025.

Reflects Mr. Donnelly's annualized target pay as CEO and the average annualized target pay for Mr. Leonard, Ms. Quinn and Ms. Fischer.
Pay and Performance Alignment
As the pie graphs above illustrate, the majority of our CEO’s ongoing pay opportunity and approximately half of our other named executive officers’ pay opportunities are performance-based and in the form of long-term equity awards, which are aligned with stockholder interests. As a result, actual pay delivery for the CEO and other named executive officers continues to be closely correlated with performance on both an absolute and relative basis.
Our Compensation Committee believes that our long-term incentive program, particularly the PSU component, strongly aligns earned compensation with total stockholder return. As required under SEC rules, the values shown in the Summary Compensation Table and Grants of Plan-Based Awards table in this and prior proxy statements with respect to the PSUs are based on grant-date fair value not earned value.

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Compensation Discussion and Analysis
Compensation Best Practices
Our executive compensation program incorporates the following best practices:

What We Do

Pay for Performance. Our executives’ total compensation opportunity is primarily based on performance, awarded through our annual and long-term incentive compensation programs.

Long-Term Incentive Structure. The 2026 target pay opportunity for our Chief Executive Officer is approximately 60% and, on average, for our other named executive officers is approximately 50% in the form of long-term equity incentives, with a minimum of one-year vesting.

Compensation Tied to Relative Shareholder Returns. Since 2025, 60% of the long-term equity incentives are tied to the achievement of multi-year relative TSR.

Compensation Tied to Absolute Shareholder Returns. The payout under multi-year relative TSR performance awards may be reduced if our absolute TSR is negative for the performance period, regardless of our relative TSR performance.

Tangible Goals. Our Compensation Committee requires the personal goal component of the annual cash incentive plan to be specific and measurable.

Stock Ownership Targets. Named executive officers are required to accumulate and hold a meaningful amount of stock. The ownership target for the Chief Executive Officer is 6x his base salary and for all other executive officers is 3x their respective base salary. Board members are required to hold stock equal to the value of 3x their annual cash retainer.

Independent Compensation Consultant. Our Compensation Committee retains and meets regularly with an independent compensation consultant who advises on executive and director compensation.

Compensation Policies and Practices Review. Our Compensation Committee regularly reviews the Company’s incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.

Clawback Policy. A clawback policy is in effect to recoup excess compensation received by an executive officer in the event of a restatement of our financial statements.

What We Don’t Do

No Guaranteed Cash Bonuses. No guarantees of minimum cash incentive payments are provided for executives after the year of hire.
No Stock Options. There are no stock options outstanding, and the Company has not issued stock options in over a decade.

No Excessive Perquisites. No perquisites are provided to named executive officers that are not otherwise provided to all employees, except executive officers and certain senior-level employees may participate in our deferred compensation plan. There is no Company match in effect under our deferred compensation plan.

No Single-Trigger Severance. Any change in control payments under severance agreements are subject to a “double-trigger.”
No Pledging or Hedging. An anti-pledging and hedging policy is in effect to prohibit short sales and the purchase or sale of puts, calls or other derivative securities of the Company.

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Compensation Discussion and Analysis
Say-On-Pay Results
We currently submit an advisory vote to our stockholders annually to approve our NEO compensation. At the 2025 annual meeting of stockholders, 97% of votes cast were in support of the annual, advisory “say-on-pay” proposal.
The Company will continue to regularly engage with our stockholders on executive compensation matters and will continue to strive to address issues and suggestions received through these stockholder engagement efforts. We believe that our regular robust dialogue on these and other topics demonstrates our commitment to strong corporate governance and that the strong support for our compensation program in 2023, 2024 and 2025 reflects the continued alignment of executive compensation to performance.

97% of votes cast were in support of the annual, advisory “say-on-pay” proposal

Compensation Committee Procedures, Compensation Consultant and Input of Named Executive Officers
Our Compensation Committee is responsible for recommending to the independent directors the amount and composition of compensation paid to our Chief Executive Officer and, along with our Chief Executive Officer, reviews and makes recommendations to our Board of Directors with respect to the compensation for all other executive officers. Our Compensation Committee exercises its independent judgment in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer.
Independent Consultant
Our Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its consultant. Under the direction of our Compensation Committee, FW Cook advises and consults on compensation issues and compensation program design and conducts analyses of regulatory, legislative and accounting developments and competitive practices related to executive compensation. FW Cook provides our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FW Cook also advises our Compensation Committee on the design of the compensation program for non-employee directors. FW Cook reports directly to our Compensation Committee, and a representative of FW Cook attends certain Compensation Committee meetings, is available to participate in executive sessions and communicates directly with our Compensation Committee chair or its members outside of meetings.
In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, FW Cook addressed each of the six independence factors established by Nasdaq with our Compensation Committee. Their responses affirmed the independence of FW Cook on executive compensation matters. FW Cook does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company. Our Compensation Committee determined that the engagement of FW Cook does not raise any conflicts of interest or similar concerns.
As part of the process of assessing the effectiveness of the Company’s compensation programs, our Compensation Committee permits FW Cook to receive input from our Chief Executive Officer regarding the Company’s strategic goals and the manner in which the compensation plans should support these goals, and permits our Chief Executive Officer to give recommendations as to the amounts and structure of NEO compensation.

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Compensation Discussion and Analysis
Annual Process
In the fourth quarter of each year, our Compensation Committee reviews the total compensation of each of our executive officers for the current year, including an estimate of the incentive plan compensation for the current year, a summary of all executive severance agreements and a calculation of potential change-in-control costs. Our Compensation Committee also reviews appropriate compensation studies and surveys, including a benchmarking study of executive officer compensation compared to similarly situated REITs, or our “competitive set”, discussed in more detail below. Following the review of the study and considering the skill and responsibility level of each executive officer, our Compensation Committee sets and provides initial approval the design of the compensation plan for the upcoming year.
Subsequent to the end of the year, once the financial results for the prior year are available and the annual budget for the current year is finalized, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term incentive awards.
We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.
Use of Competitive Set
Each year, our Compensation Committee conducts a review of the executive compensation program in terms of both design and compensation levels. This includes a competitive analysis of our compensation practices versus those of our peers with a focus on other lodging REITs. As we generally target our total compensation to be at or close to the median of our competitive set. We also seek to ensure that approximately half of the target compensation opportunity provided to our executives is in the form of equity to ensure alignment with stockholders and promote long-term retention of executives. As a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive set to balance out the equity compensation. We generally attempt to pay base salaries at levels competitive with that of our competitive set.
In the fourth quarter of 2024, FW Cook conducted a competitive analysis of executive compensation levels against our competitive set to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executive officers and our incentive program for 2025. The competitive set was comprised of nine lodging-focused, self-managed REITs and four non-lodging REITs with market capitalization in range with the Company's market capitalization. Additionally, we typically review the executive compensation practices at Host Hotels & Resorts, Inc. (Nasdaq: HST), but we exclude this information from summary statistics as HST is substantially larger than us. The REITs in our competitive set for the analysis were:

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Compensation Discussion and Analysis

		Market Capitalization as of 12/31/25 (in millions)

Company	Ticker Symbol	Regular ($)	UPREIT ($)

Acadia Realty	AKR	2,691	2,798
Apple Hospitality REIT	APLE	2,803	2,803
Chatham Lodging Trust	CLDT	330	340
Easterly Government Properties	DEA	976	1,080
Elme Communities	ELME	1,534	1,534
JBG Smith	JBGS	1,007	1,238
Park Hotels & Resorts	PK	2,091	2,091
Pebblebrook Hotel Trust	PEB	1,286	1,299
RLJ Lodging Trust	RLJ	1,111	1,117
Ryman Hospitality Properties, Inc.	RHP	5,893	5,931
Summit Hotel Properties, Inc.	INN	516	579
Sunstone Hotel Investors, Inc.	SHO	1,698	1,698
Xenia Hotels & Resorts, Inc.	XHR	1,341	1,423
75th Percentile		2,091	2,091
Median		1,341	1,423
25th Percentile		1,007	1,117
DiamondRock Hospitality Company	DRH	1,825	1,835
Percentile Rank		69%	70%
Source: S&P Capital IQ
Our executive officers’ target compensation for 2025 compared to the most recently disclosed (as of the fourth quarter of 2024) target compensation of executive officers in the REIT competitive set is as follows:

Executive (1)	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Target Direct Compensation

Mr. Donnelly	Chief Executive Officer	8 of 14	8 of 14	5 of 14	9 of 14
Mr. Leonard	2nd Highest Paid(1)	1 of 14	2 of 14	2 of 14	2 of 14
Ms. Quinn	Chief Financial Officer	9 of 14	8 of 14	9 of 14	9 of 14
Ms. Fischer	General Counsel (2)	7 of 9	9 of 9	9 of 9	9 of 9
(1)As President, Mr. Leonard serves as both the Chief Investment Officer and Chief Operating Officer. However, many of the companies in the REIT competitive set do not have a similar position as the responsibilities are often split between two positions, and further, certain companies in the REIT competitive set do not publicly report compensation for a Chief Operating Officer and/or Chief Investment Officer.
(2)Certain of the companies in the REIT competitive set do not publicly report compensation for General Counsel.
The table above reflects our relative ranking in target compensation for 2025 versus the most recently disclosed peer group data at the time of the analysis, which was 2024 compensation data disclosed. The rankings are from highest to lowest, where "1" is the highest. For example, "6 of 14" means 6th highest of 14 in the competitive set, including DiamondRock, meaning 5 in the competitive set are higher and 8 are lower. Actual compensation may be above or below these targets, based on actual performance.

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Compensation Discussion and Analysis
Furthermore, the realized value of equity compensation will likely vary from the target value depending on our stockholder return performance, both on an absolute basis and, with respect to the PSUs, relative to a Lodging REIT peer group, which, for 2025, includes Apple Hospitality, Chatham Lodging Trust, Host Hotels & Resorts, Park Hotels & Resorts Pebblebrook Hotel Trust, RLJ Lodging Trust, Summit Hotel Properties, Sunstone Hotel Investors, and Xenia Hotels & Resorts.
Compensation Elements
Our compensation program seeks to promote our compensation philosophy and objectives through an appropriate mix of four core elements of compensation:
(1)base salary;
(2)cash incentive compensation program;
(3)long-term incentive compensation; and
(4)benefits and limited perquisites.
1.Base Salary
We review our executives’ base salaries annually in the fourth quarter of each calendar year and consider adjustments for the following calendar year.
During our annual compensation review, we generally attempt to set the base salaries within the median range of base salaries paid to members of our competitive set. However, we adjust base salaries to reflect each executive’s assigned responsibilities, relevant level of experience and individual performance compared to other members of the competitive set.
The base salaries for 2026, 2025 and 2024 are as follows:

Name	2026 ($)	2025 ($)	2024 ($)

Jeffrey J. Donnelly	775,000	750,000	700,000	(1)
Justin L. Leonard	675,000	650,000	575,000	(2)
Briony R. Quinn	525,000	500,000	450,000	(3)
Anika C. Fischer	450,000	425,000	375,000	(4)
(1)Mr. Donnelly received an annual base salary rate of $550,000 through April 15, 2024 for serving in the role of Chief Financial Officer. His base salary rate was increased to $700,000 in April 2024 in connection with his promotion to CEO. The total base salary paid to Mr. Donnelly in 2024 was $656,250.
(2)Mr. Leonard received an annual base salary rate of $532,000 through April 15, 2024 for serving in the role of EVP, Asset Management and Chief Operating Officer. His base salary rate was increased to $575,000 in connection with his promotion to President and his increased responsibility for investments. The total base salary paid to Mr. Leonard in 2024 was $562,468.
(3)Ms. Quinn was promoted to CFO on April 15, 2024 and received an annual base salary of $450,000 starting on that date.
(4)Ms. Fischer began employment with the Company on June 3, 2024. The total base salary paid to Ms. Fischer in 2024 was $218,750.
For the calendar year 2026, our Compensation Committee determined to increase the base salaries of the NEOs to better align with peer median for similar positions, retain critical executives, and to ensure all positions were appropriately compensated for the level of responsibility.

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Compensation Discussion and Analysis
2.Cash Incentive Compensation Program
We maintain an annual cash incentive compensation program pursuant to which our executive officers are eligible to earn cash bonuses based upon their achievement of certain objective corporate goals as well as certain individual goals set by our Compensation Committee at the beginning of that fiscal year.
For 2025, our annual cash incentive compensation program was based on two components: (i) joint objectives for all executive officers, weighted 95% and (ii) individual objectives for each officer, weighted 5%.
Joint Objectives
The joint objectives portion of our annual cash incentive program included several financial and strategic objectives designed to best support our business. The most heavily weighted of the joint objectives was achievement of Hotel Adjusted EBITDA and Adjusted FFO per share targets, weighted 30% each, in order to incentivize the executive officers to focus on increasing cash flow from our hotels. For the definition of Hotel Adjusted EBITDA and Adjusted FFO and a reconciliation of each to net income, refer to "Non-GAAP Measures" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2025.
In addition to the financial targets described above, the other joint objectives were constructed to reward achieving the Company’s strategic objectives. These included balance sheet goals and corporate responsibility and governance goals. Other joint objectives related to the performance of the Company's recent acquisitions relative to underwriting and performance culture initiatives.
The following table reflects the joint objectives, the weighting for each objective and the achievement of each objective. Individual metrics may be awarded up to 300% of target for outperformance on an individual goal, but under no circumstance will the total payout for the annual cash incentive exceed 200% of target. Our Compensation Committee believes that this structure incentivizes the executive officers to continue to achieve outperformance in each goal even if it may drive underperformance in another goal.

Objective	% Weighting	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Outperformance (300% payout)	Actual Performance

Hotel Adjusted EBITDA	30%	$287.6 million	$319.5 million	$351.5 million	$367.4 million	$316.8 million
Adjusted FFO per Share(1)	30%	$0.97	$1.08	$1.19	$1.24	$1.11
Capital Expenditures	5%	$141.7 million	$128.8 million	$116.0 million	$109.5 million	$128.8 million
Debt Formation	10%	$1.1 billion	$1.25 billion	$1.4 billion	$1.5 billion	$1.5 billion
Capital Recycling	10%	$100 million	$125 million	$150 million	$250 million	$129.1 million
GRESB Real Estate Assessment	2%	83	85	87	89	86
GRESB Public Disclosure Assessment	2%	93	95	97	99	100
ISS Governance Score	2%	4	3	2	1	1
ISS Environmental Score	2%	4	3	2	1	2
ISS Social Score	2%	4	3	2	1	3
(1)The Adjusted FFO per share target excludes the income tax provision and corporate bonus expense.
Based on the achievements described above, our Compensation Committee determined the executives earned 140% of the target opportunity for the joint objectives component for 2025.

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Compensation Discussion and Analysis
Individual Strategic Objectives
For 2025, 5% of each executive's annual cash incentive was based on the achievement of individual objectives. Our Compensation Committee established strategic objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities as they related to the Company’s overall business plan.
Our Compensation Committee assesses the individual achievements of each executive officer relative to the individual objectives and our Chief Executive Officer provides his assessment of each executive officer other than himself. Every other year, our Compensation Committee engages a third party firm to conduct an evaluation of our Chief Executive Officer and in the intervening year, the Chairman of the Board interviews each executive officer, board member and certain other employees to prepare an assessment of the performance of our Chief Executive Officer, which assessment is delivered to our Board of Directors.
Each executive’s individual strategic objectives, along with our Compensation Committee’s determination of overall performance achievement for the individual strategic component, is summarized as follows:
•Mr. Donnelly's objectives included the overall execution of the Company strategy and delivery of financial results, the joint objectives of the executive officers, achieving corporate social responsibility goals, talent development, investor relationships and professional development. Mr. Donnelly earned 150% of target for his individual strategic objectives.
•Mr. Leonard's objectives included the oversight of hotel operations, executing on acquisitions and disposition in accordance with the Company's strategy, development and oversight of a multi-year capital plan for each of the Company's hotels, engagement with investors and service providers, restructuring of certain management agreements, and relationships with operators. Mr. Leonard earned 150% of target for his individual strategic objectives.
•Ms. Quinn's objectives included the addressing the Company’s debt maturities, executing the share repurchase plan, oversight of capital allocation strategy, overseeing property tax appeals, executing insurance placement, and talent development. Ms. Quinn earned 150% of target for her individual strategic objectives.
•Ms. Fischer's objectives included management of legal and administrative matters to reduce enterprise risk, execution of legal aspects of transactions, advising on asset-level legal issues, including labor matters, and advising on corporate governance and compliance matters. Ms. Fischer earned 150% of target for her individual strategic objectives.
The annual incentive opportunity ranges for 2025 and the actual cash incentive compensation earned and paid for 2025 performance as a percentage of base salary were as follows:

	2025 Cash Incentive Opportunity (as % of Base Salary)			2025 Cash Incentive Earned

Name	Threshold (%)	Target (%)	Maximum (%)	% of Target	% of Base Salary	Value ($)

Jeffrey J. Donnelly	75	150	300	140.7	211.0	1,582,281
Justin L. Leonard	62.5	125	250	140.7	175.8	1,142,758
Briony R. Quinn	50	100	200	140.7	140.7	703,236
Anika C. Fischer	37.5	75	150	140.7	105.5	448,313

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Compensation Discussion and Analysis
3.Long-Term Incentive Compensation
Generally, we target providing at least half of each executive’s target compensation opportunity in the form of long-term equity incentives. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our competitive set. On this basis, our Compensation Committee determined that Mr. Donnelly’s long-term equity incentive award should be approximately 60% of his total compensation in order to further align his compensation with the total stockholder return of the Company.
We grant equity awards to align the interests of our executives with those of our stockholders, and to create incentives for our executives to protect and grow stockholder value, including through maintenance and growth of our dividend. Our executive officers are not guaranteed any minimum number of shares of restricted stock or other equity grants. We have not granted stock options in over a decade and we currently have no plans to grant stock options, stock appreciation rights or similar option-like instruments. We generally grant equity awards annually in February.
We grant an annual award to each executive officer. In 2025, 40% of the awards consisted of time-based vesting awards of RSUs or LTIP units and 60% of which consisted of performance stock units, or PSUs, which are earned based on the relative total stockholder return. Each of these types of awards is described in more detail below. The following table summarizes the awards granted to each executive officer in 2025.

Name	Total 2025 Long-Term Incentive Award ($)	Target PSUs (60%) ($)(1)	Restricted Stock (40%) ($)

Jeffrey J. Donnelly	3,500,000	2,100,000	1,400,000
Justin L. Leonard	2,000,000	1,200,000	800,000
Briony R. Quinn	1,100,000	660,000	440,000
Anika C. Fischer	400,000	240,000	160,000
(1)Amount represents the intended target grant value of PSUs awarded by our Compensation Committee. The value reported in the Summary Compensation Table value for 2025 differs from the intended target value, as the reported value reflects the grant date fair value determined in accordance with FASB ASC Topic 718.
The number of restricted stock and target PSUs awarded to each executive officer was determined by taking the intended target value divided by the closing stock price on the date of the grant.
Types of Awards
Restricted Stock
In 2025, 40% of the target annual long-term incentive for each executive officer was granted in restricted stock to align the interests of these executive officers with those of our stockholders and to help retain the services of these executives through multi-year vesting schedules. Our restricted stock awards generally vest in three equal annual installments from the date of grant. All dividends on unvested shares accrue and are paid out only when the underlying restricted shares vest.

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Compensation Discussion and Analysis
Long-Term Incentive Plan (“LTIP”) Units
Our Compensation Committee provides each executive officer with the opportunity to elect to receive LTIP units in lieu of restricted stock. LTIP units are designed to qualify as “profits interests” in DiamondRock Hospitality Limited Partnership (“DRHLP”), the Company's operating partnership, for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common stock but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock. We believe that these full value awards provide alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price.
Performance Stock Units (“PSUs”)
In 2025, 60% of the target annual long-term incentive for each executive officer was granted in PSUs, which permit each executive officer to earn shares of common stock subject to the achievement of certain performance targets. Each executive officer is granted a target number of PSUs based upon the recommendation of the independent compensation consultant and Compensation Committee. The actual number of PSUs earned and vested at the end of the three-year performance period will range from zero to 300% of the target number of PSUs. Dividends are not paid currently on the common stock underlying the PSUs; instead, the dividends are treated as “re-invested” and are only earned to the extent the underlying PSU is also earned. PSUs are settled at the end of the three-year performance period by the issuance of a share of common stock for every PSU earned.
In 2025, all of the PSUs awarded were based on relative total stockholder return (TSR), which may be earned based on the Company’s TSR percentile rank relative to a Lodging REIT peer group referred to above. To further the goal of aligning executive compensation with stockholder interests, our Compensation Committee decided to further incentivize the executive officers to drive TSR by providing a higher payout for higher relative TSR. Our Compensation Committee increased the maximum payout to 300% of the target PSUs for 90th percentile, or better, relative TSR. The number of PSUs earned is calculated in accordance with the following:

DiamondRock Hospitality Company Relative TSR Percentile Rank	Percent of Target PSUs Earned

< 30th Percentile	0%
30th Percentile	50%
50th Percentile	100%
70th Percentile	150%
> or Equal to 90th Percentile	300%
The number of PSUs earned is linearly interpolated for achievement in between each of the performance levels. The number of PSUs earned is subject to an absolute TSR modifier that limits the number of PSUs earned if absolute TSR is negative for any performance period. If our absolute TSR is negative but our relative TSR is above the 50th percentile, then the number of PSUs actually awarded will be reduced by 25% of the number of PSUs earned. If our absolute TSR is negative but our relative TSR is between the 50th and 70th percentile, then the number of PSUs earned will be capped at target. The purpose of this reduction is to recognize that, while the Company may have outperformed its peers, it did not produce a positive return for its stockholders.
4.Perquisites and other benefits
We have never had a pension plan and we have very limited perquisites. Our named executive officers, along with all of our employees on a non-discriminatory basis, receive: (i) health and dental insurance with the Company paying 100% of the premiums, (ii) a $200,000 group term life insurance policy, and (iii) long-term and short-term disability coverage. We maintain a retirement

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Compensation Discussion and Analysis
savings plan for all of our employees under section 401(k) of the Code. All of our employees, including our named executive officers, benefit from the same company matching formula. In addition, subject to certain limitations, Mr. Donnelly, as a member of our Board of Directors, is entitled to annual reimbursement of up to $15,000 of lodging, meals, parking and certain other expenses at all of our hotels and at other hotels, which he has never used.
We also have a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer their cash and equity compensation. The amounts deferred are not included in the participant’s current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any participant, although the plan does permit such contributions.
Severance Agreements
We have entered into severance agreements with each of our named executive officers, which provide them with certain severance benefits if employment ends under certain circumstances. We believe that the severance agreements will benefit us by helping to attract and retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a termination of their employment, especially in connection with a possible change in control of the Company. Further detail regarding the severance agreements is provided as part of the Executive Officer Compensation Summary below.
Discussion of Certain Compensation Policies
Stock Ownership Policy for Executive Officers
We believe that it is important to align the interests of senior management with those of our stockholders. As one concrete step to ensure such alignment, we have a stock ownership policy for each of our executive officers, which sets an annual ownership target for each of our executive officers. The ownership target for an executive is determined by calculating a multiple (six times in the case of the Chief Executive Officer and three times in the case of all other executive officers) of that executive’s base salary for the year and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($9.21 per share for 2026). Executive officers have five years from the date of attaining their position as an executive officer within which to come into compliance with this policy.

Executive	Stock Ownership as a Multiple of Salary (#)	In Compliance(1)

Jeffrey J. Donnelly	6x	Yes
Justin L. Leonard	3x	Yes
Briony R. Quinn	3x	Yes
Anika C. Fischer	3x	Yes
(1)All named executive officers have met the ownership target except Ms. Fischer, who joined the Company in 2024 and has five years from her date of hire to meet the ownership target. Ms. Fischer has not sold any shares.
We count towards this ownership target (i) common stock, (ii) deferred stock units, (iii) LTIP units and common units in DRHLP, in each case only to the extent such shares or units are either fully vested or, in the case of unvested shares or units, only subject to time-based vesting requirements. For the avoidance of doubt, shares awarded under our equity compensation program subject to performance do not count towards the ownership target until fully earned.

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Compensation Discussion and Analysis
Each executive officer is restricted from selling any shares of Company stock if such sale would result in the executive officer not meeting their respective minimum stock ownership target, except (i) as needed to pay personal taxes related to the vesting of equity compensation awards, (ii) if such executive has additional time within which to come into compliance with the policy and (iii) for shares which the executive has purchased on the open market.
Clawback Policy
Our Board of Directors has adopted a clawback policy that requires recovery from executive officers of incentive-based compensation that is earned, granted or vested based on the achievement of a financial reporting measure in the event of a required restatement of previously issued financial statements. The recoverable compensation includes any compensation received after the effective date of the clawback policy and in the three-year fiscal period preceding the date the Company was required to prepare the restatement that is in excess of the amount that would have been received had it been calculated based on the restated financial statements. Recovery is required regardless of fault or a covered officer's role in the financial reporting process. The clawback policy complies with Rule 10D-1 under the Exchange Act, adopted by the SEC in October 2022, and has been filed as an exhibit to the Company's Annual Report of Form 10-K.
Prohibition on Hedging, Short Sales, and Pledging
Our Board of Directors has adopted an Insider Trading Policy pursuant to which members of the Board of Directors, each executive officer and certain other designated employees are prohibited from selling any securities of the Company that are not owned at the time of the sale (“short sale”); purchasing or selling puts, calls or other derivative securities of the Company at any time; and pledging Company securities as collateral for a loan.
Tax Deductibility of Executive Compensation
The rules of the SEC require that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility on our tax return of compensation over $1 million to the Chief Executive Officer and certain other highly compensated executive officers. Although certain qualifying “performance-based compensation” was previously exempt from this deduction limit, the Tax Cuts and Jobs Act enacted in 2017 (the “TCJA”) made certain changes to Section 162(m) of the Code. Pursuant to such changes, “performance-based compensation” is no longer exempt under Section 162(m) of the Code effective for tax years beginning after January 1, 2018, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date.
Under a series of private letter rulings issued by the Internal Revenue Service (the “IRS”) prior to the enactment of the TCJA, compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner was not subject to the limitation on deductibility under Section 162(m) of the Code to the extent such compensation was attributable to services rendered to the REIT’s operating partnership. In December 2019, the IRS issued proposed Treasury regulations under Section 162(m) of the Code (the “Proposed Regulations”) that overturn the guidance in the private letter rulings and apply Section 162(m) of the Code’s $1 million deduction limit to a REIT’s distributive share of any compensation paid by the REIT’s operating partnership to certain current and former executive officers of the REIT.  The guidance under the Proposed Regulations would apply to all compensation deductible in tax years ending on or after December 20, 2019 other than compensation paid pursuant to a written binding contract in effect on December 20, 2019 that is not subsequently materially modified.  This guidance represents a significant change in IRS guidance regarding the deductibility of compensation for REITs and, to the extent that compensation paid to our executive officers does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to U.S. federal income taxation as dividend income rather than return of capital.
However, in designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m) in order to maintain the flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals. Our Compensation Committee believes that our stockholders’ interests are

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Compensation Discussion and Analysis
best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code.
Section 409A of the Internal Revenue Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. We maintain a nonqualified deferred compensation plan for our executive officers and such plan, along with certain severance arrangements, bonus arrangements and equity awards, have all been structured in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code. For our non-employee directors, we provide deferred stock units, which have been structured to comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from such awards.

DiamondRock Hospitality	49	2026 Proxy Statement

Compensation Committee Report
of Executive Compensation
The undersigned members of the Compensation Committee of the Board of Directors of DiamondRock Hospitality Company submit this report in connection with our review of the Compensation Discussion and Analysis section of the Proxy Statement for the fiscal year ended December 31, 2025.
The Compensation Committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of the Proxy Statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of the Proxy Statement.
We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Proxy Statement.
Submitted by the Compensation Committee
Bruce D. Wardinski, Chair
Timothy R. Chi
Michael A. Hartmeier
Stephanie D. Lepori
Kathleen A. Merrill
William J. Shaw
Tabassum S. Zalotrawala

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Executive Officer Compensation Summary
2025 Summary Compensation Table
The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for the years shown as consideration for services rendered to the Company. With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. With respect to performance-based restricted share awards, the dollar value computed is based on the probable outcome of the performance conditions as of the grant date of the award.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)

Jeffrey J. Donnelly Chief Executive Officer	2025	750,000	—	4,086,877	1,582,281	14,000	6,433,158
	2024	656,250	—	2,750,000	1,490,147	13,800	4,910,197
	2023	511,700	—	1,100,000	435,094	13,200	2,059,994
Justin L. Leonard President and Chief Operating Officer	2025	650,000	—	2,335,358	1,142,758	14,000	4,142,116
	2024	562,468	—	1,700,000	1,020,041	13,800	3,296,309
	2023	511,700	—	900,000	435,094	13,200	1,859,994
Briony R. Quinn(3) Executive Vice President, Chief Financial Officer and Treasurer	2025	500,000	—	1,284,443	703,236	14,000	2,501,679
	2024	435,417	—	1,000,000	638,634	13,800	2,087,851
	2023	—	—	—	—	—	—
Anika C. Fischer(4) Senior Vice President, General Counsel and Corporate Secretary	2025	425,000	—	467,076	448,313	14,000	1,354,389
	2024	218,750	150,000	150,000	399,146	13,800	931,696
	2023	—	—	—	—	—	—
(1)The amounts reported under this column include restricted stock, LTIP unit and PSU awards, which are described above under the heading “3. Long-Term Incentive Compensation.” The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 7 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2025. The table above shows the grant date fair value of the PSU awards based on probable outcome of the applicable performance conditions. The value of the PSU awards is dependent on the Company’s performance over a three-year period and there is no assurance that the awards will be earned. The maximum dollar value of the PSU awards granted in 2025 are as follows: Mr. Donnelly - $8,060,631, Mr. Leonard -$4,606,075, Ms. Quinn - $2,533,328, and Ms. Fischer - $921,228.
(2)All Other Compensation represents the annual 401k match for each executive.
(3)Ms. Quinn became a named executive officer effective as of April 15, 2024.
(4)Ms. Fischer's employment with the Company commenced on June 3, 2024. She received $150,000 cash bonus and $150,000 in time-based RSUs as an inducement to begin employment with the Company.

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Executive Officer Compensation Summary
Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based incentive awards granted in 2025 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jeffrey J. Donnelly		562,500	1,125,000	2,250,000	—	—	—	—	—
	3/03/2025	—	—	—	—	—	—	170,109	1,400,000
	3/03/2025	—	—	—	127,582	255,164	765,492	—	2,686,877
Justin L. Leonard		406,250	812,500	1,625,000	—	—	—	—	—
	3/03/2025	—	—	—	—	—	—	97,205	800,000
	3/03/2025	—	—	—	72,904	145,808	437,424	—	1,535,358
Briony R. Quinn		250,000	500,000	1,000,000	—	—	—	—	—
	3/03/2025	—	—	—	—	—	—	53,463	440,000
	3/03/2025	—	—	—	40,097	80,194	240,582	—	844,443
Anika C. Fischer		159,375	318,750	637,500	—	—	—	—	—
	3/03/2025	—	—	—	—	—	—	19,441	160,000
	3/03/2025	—	—	—	14,581	29,162	87,486	—	307,076
(1)At a Compensation Committee meeting held on February 24, 2026, we awarded each of our named executive officers, pursuant to the 2025 cash incentive compensation program, the following amounts: Mr. Donnelly - $1,582,281; Mr. Leonard - $1,142,758; Ms. Quinn - $703,236; and Ms. Fischer - $448,313. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)Represents PSU awards. See “3. Long-Term Incentive Compensation” above for a description of the PSU awards.
(3)Represents the grant date fair value of the awards as determined in accordance with FASB ASC Topic 718.

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Executive Officer Compensation Summary
Outstanding Equity Awards as of December 31, 2025
The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2025. The outstanding equity awards listed below may be subject to accelerated vesting as further discussed under “Severance Agreements” below. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the ASC 718 values or the compensation expense recognized by the Company on its financial statements for fiscal year 2025 with respect to its long-term equity incentive plan awards.

Name	Grant Date	Number of Shares or Units of Stock or LTIP Units That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Jeffrey J. Donnelly	3/2/2021	50,532	(4)	452,767	—	—
	2/23/2023	20,507	(5)	183,743	99,893	895,041
	5/07/2024	105,122	(6)	941,893	266,451	2,387,401
	3/03/2025	170,109	(7)	1,524,177	800,106	7,168,950
Justin L. Leonard	8/9/2022	28,433	(8)	254,760	58,217	521,624
	2/23/2023	16,778	(5)	150,331	81,729	732,292
	5/07/2024	64,985	(6)	582,266	164,720	1,475,891
	3/03/2025	97,205	(7)	870,957	457,203	4,096,539
Briony R. Quinn	3/2/2021	13,298	(4)	120,081	—	—
	2/23/2023	12,117	(5)	109,417	—	—
	5/07/2024	38,226	(6)	345,181	96,891	868,143
	3/03/2025	53,463	(7)	482,771	251,463	2,270,711
Anika C. Fischer	8/05/2024	12,611	(9)	113,877	—	—
	3/03/2025	19,441	(7)	175,552	91,446	825,757
(1)Represents the number of unvested time-based restricted stock and LTIP unit awards as of December 31, 2025.
(2)Based on the closing price of our common stock on December 31, 2025, which was $8.96.
(3)Represents PSU awards, which are described at “3. Long-Term Incentive Compensation” above. In accordance with the SEC rules, the amounts shown represent the maximum number of units that may vest (and settle in the form of common stock) under this performance-based award.
(4)Represents a restricted stock award that vested on March 2, 2026, subject to the executive's continued employment through that date.
(5)Represents a restricted stock award that vested on February 27, 2026, subject to the executive's continued employment through that date.
(6)Represents a restricted stock award, or with respect to Mr. Leonard a LTIP award, that vests ratably on February 27 of 2026 and 2027, subject to the executive's continued employment.
(7)Represents a restricted stock award that vests ratably on February 27 of 2026, 2027 and 2028, subject to the executive's continued employment.
(8)Represents a LTIP unit award that vests ratably on August 9 of 2026 and 2027, subject to the executive's continued employment.
(9)Represents a restricted stock award that vests ratably on August 1 of 2026 and 2027, subject to the executive's continued employment.

DiamondRock Hospitality	53	2026 Proxy Statement

Executive Officer Compensation Summary
Option Exercises and Stock Vested in 2025
The following table presents, for each of our named executive officers, the shares of common stock that were acquired upon vesting of restricted stock and PSU awards and the related value realized during the fiscal year ended December 31, 2025.

Name	Number of Shares Acquired on Vesting of Restricted Stock (#)	Number of LTIP Units Acquired on Vesting of LTIP Unit Awards (#)	Number of Shares Acquired on Vesting of PSUs(1) (#)	Value Realized on Vesting(2) ($)

Jeffrey J. Donnelly	115,767	—	52,626	1,377,287
Justin L. Leonard	16,779	46,709	44,393	862,789
Briony R. Quinn	46,597	—	—	381,096
Anika C. Fischer	6,305	—	—	47,729
(1)Represents the number of shares issued upon the vesting of PSU awards granted in 2022, which equaled 96.0% of the target award for Mr. Donnelly and 117.1% of the target award for Mr. Leonard.
(2)Based on the closing price of our common stock on the respective vesting dates.
Nonqualified Deferred Compensation Plan
We have a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer their cash and equity compensation. The amounts deferred are not included in the participant’s current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any participant, although the plan does permit such contributions.
The following table shows the deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2025, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance under the deferred compensation plan as of December 31, 2025.

Name	Type of Compensation	Executive Contributions in 2025(1) ($)	Company Contributions in 2025 ($)	Aggregate Earnings in 2025 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at 12/31/2025 ($)

Jeffrey J. Donnelly	Cash	—	—	—	—	—
	Equity	—	—	(6,166)	—	789,251
Justin L. Leonard	Cash	—	—	—	—	—
	Equity	137,084	—	12,081	—	300,680
Briony R. Quinn	Cash	—	—	—	—	—
	Equity	—	—	(5,333)	—	682,573
Anika C. Fischer	Cash	—	—	—	—	—
	Equity	—	—	—	—	—
(1)Reflects the deferral of base salary, annual cash incentive compensation and/or long-term equity incentive compensation received in 2025 under the deferred compensation plan. Such amounts are reflected in the Summary Compensation Table.

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Executive Officer Compensation Summary
Benefits under the deferred compensation plan are generally paid in a lump sum upon the participant’s termination of employment prior to retirement, death or in a lump sum or annual installments for a period of up to ten years (as previously selected by the participant) upon the participant’s retirement. Payments will generally start or be made in January following the year of termination or retirement. Participants may also, at the time of deferral, elect a fixed distribution date, provided that such distribution date is at least five years after the end of the calendar year in which amounts are deferred.
Severance Agreements
Pursuant to the severance agreements in place with each of our named executive officers, each of them will be entitled to receive cash severance benefits under their severance agreement if we terminate such executive’s employment without cause or such executive resigns with good reason. These severance agreements have so-called “double triggers” as the executives are not entitled to receive any cash severance benefits if, following a change of control, they remain in their position or they resign without demonstrating good reason. If the executive officers are entitled to receive cash severance benefits, they will receive a lump sum payment equal to two times, with respect to Mr. Donnelly, Mr. Leonard and Ms. Quinn, or one and a half times, with respect to Ms. Fischer, the sum of (x) their then current base salary and (y) their target bonus under our annual cash incentive compensation program. If Mr. Donnelly, Mr. Leonard and Ms. Quinn experience a qualifying termination following a change of control, they will receive a lump sum payment equal to three times the sum of (x) their then current base salary and (y) their target bonus under our annual cash incentive compensation program.
In addition, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or becomes disabled, the executive (or their family) will be entitled to (i) a pro-rated bonus for the year of termination under our cash incentive program at target, (ii) continued life, health and disability insurance coverage for himself, their spouse and dependents for eighteen months and (iii) in the cases of death or disability, the immediate vesting of any unvested portion of any time-based restricted stock or LTIP unit award previously issued to the executive, provided that if any such award was issued within the 12 month period prior to a termination without cause or a resignation for good reason such acceleration will be prorated. If we terminate the executive’s employment without cause or such executive resigns with good reason, each PSU award previously issued to the executive will vest and the number of shares issued to the executive will equal the target amount. Upon a change in control, the Company will determine the number of PSUs earned based on the performance as of the date immediately prior to the change in control, but such awards shall remain subject to service vesting for the remainder of the performance period, which vesting will be accelerated if either the successor entity does not assume and continue the awards or if there is a subsequent involuntary termination.
In the event that the executive retires and has been designated as an eligible retiree by our Board of Directors, the executive will be eligible to continue to vest in any outstanding unvested restricted stock, LTIP unit and PSU awards, but the executive will not receive any cash severance or any continued life, health, or disability coverage for himself or his spouse or dependents.

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Executive Officer Compensation Summary
The following table sets forth a summary of our payment obligations pursuant to the severance agreements as of December 31, 2025:

	Terminated For Cause or Resigned Without Good Reason(1)(2)	Death or Disability	Terminated Without Cause or Resigned with Good Reason(1)(2)	Retirement(3)

Pro-rated cash incentive plan compensation at target	No	Yes	Yes	Yes
Cash severance	No	No	Yes	No
Continued medical and dental benefits	No	Yes	Yes	No
Continued vesting of restricted stock	No	No	No	Yes
Immediate vesting of restricted stock	No	Yes	Yes	No
Continued vesting of LTIP units	No	No	No	Yes
Immediate vesting of LTIP units	No	Yes	Yes	No
Continued vesting of PSUs	No	No	No	No
Immediate vesting of PSUs	No	Yes	Yes	Yes
Modified tax-gross up	N.A.	N.A.	N.A.	N.A
(1)“Cause” shall mean a determination by our Board of Directors in good faith that any of the following events have occurred: (i) indictment of the executive of, or the conviction or entry of a plea of guilty or nolo contendere by the executive to, any felony or misdemeanor involving moral turpitude (and in the case of Ms. Fischer, failure to be admissible as a member of the bar of any state); (ii) the executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of our funds or property other than the occasional, customary and de minimis use of our property for personal purposes; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties, which failure or gross negligence continues for more than 15 days following the executive’s receipt of written notice of such willful failure or gross negligence from our Board of Directors; (iv) any act or omission of the executive that has a demonstrated and material adverse impact on our reputation for honesty and fair dealing or any other conduct of the executive that would reasonably be expected to result in material injury to our reputation; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.
(2)“Good Reason” for termination shall mean the occurrence of one of the following events, without the executive’s prior written consent: (i) a material diminution in the executive’s duties or responsibilities or any material demotion from the executive’s current position with us, including, without limitation: (A) if the executive is the Chief Executive Officer (or CEO), either discontinuing his direct reporting to our Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the executive is not the CEO, discontinuing the executive reporting directly to the CEO; (ii) if the executive is a member of our Board of Directors, our failure to nominate the executive as one of our directors; (iii) a requirement that the executive work principally from a location outside the 50-mile radius from our current address, except for required travel on our business to the extent substantially consistent with the executive’s business travel obligations as of the date of the agreement; (iv) a material breach by the Company of its obligations to the executive under the Severance Agreement or any other written agreement with the executive; (v) failure to pay the executive any compensation or benefits or to honor any indemnification agreement to which the executive is entitled within 30 days of the date due; or (vi) the occurrence of any of the following events or conditions in the year immediately following a change in control: (A) a reduction in the executive’s annual base salary or annual cash incentive plan opportunity as in effect immediately prior to the change in control; (B) the failure by us to obtain an agreement, reasonably satisfactory to the executive, from any of our successors or assigns to assume and agree to adopt the severance agreement for a period of at least two years from the change in control.
(3)“Retirement” shall mean a retirement by the executive if the executive has been designated as an eligible retiree by our Board of Directors, in its sole discretion.

DiamondRock Hospitality	56	2026 Proxy Statement

Executive Officer Compensation Summary
Cost of Termination Under Severance Agreements
The following chart sets forth the cost that we would have incurred if each of our named executive officers were terminated as of December 31, 2025 under the terms of our severance agreements in place as of that date:

	Cash Severance ($)	Prorated Target Bonus for Year of Termination ($)	Continued Medical and Dental Benefits(1) ($)	Value of Unvested Shares and LTIP Units(2) ($)	Value of Unvested PSUs(3) ($)	Cost of Excise Tax Gross Up(4) ($)	Total Cost of Termination ($)

Terminated For Cause or Resigned without Good Reason
Jeffrey J. Donnelly	—	—	—	100% forfeited	100% forfeited	n.a.	—
Justin L. Leonard	—	—	—	100% forfeited	100% forfeited	n.a.	—
Briony R. Quinn	—	—	—	100% forfeited	100% forfeited	n.a.	—
Anika C.Fischer	—	—	—	100% forfeited	100% forfeited	n.a.	—
							—
Terminated without Cause or Resigned with Good Reason (without a change of control)
Jeffrey J. Donnelly	3,750,000	1,125,000	83,323	3,007,632	9,808,037	n.a.	17,773,992
Justin L. Leonard	2,925,000	812,500	66,972	1,752,842	5,854,643	n.a.	11,411,957
Briony R. Quinn	2,000,000	500,000	35,815	1,025,870	2,982,524	n.a.	6,544,209
Anika C.Fischer	1,115,625	318,750	48,223	271,226	819,356	n.a.	2,573,180
							38,303,338
Terminated without Cause or Resigned with Good Reason (following a change of control)
Jeffrey J. Donnelly	5,625,000	1,125,000	83,323	3,293,527	9,808,037	n.a.	19,934,887
Justin L. Leonard	4,387,500	812,500	66,972	1,906,729	5,854,643	n.a.	13,028,344
Briony R. Quinn	3,000,000	500,000	35,815	1,114,874	2,982,524	n.a.	7,633,213
Anika C.Fischer	1,115,625	318,750	48,223	302,004	819,356	n.a.	2,603,958
							43,200,402
Death or Disability
Jeffrey J. Donnelly	—	1,125,000	83,323	3,007,632	9,808,037	n.a.	14,023,992
Justin L. Leonard	—	812,500	66,972	1,752,842	5,854,643	n.a.	8,486,957
Briony R. Quinn	—	500,000	35,815	1,025,870	2,982,524	n.a.	4,544,209
Anika C.Fischer	—	318,750	48,223	271,226	819,356	n.a.	1,457,555
							28,512,713
Retirement
Jeffrey J. Donnelly	—	1,125,000	—	3,293,527	9,808,037	n.a.	14,226,564
Justin L. Leonard	—	812,500	—	1,906,729	5,854,643	n.a.	8,573,872
Briony R. Quinn	—	500,000	—	1,114,874	2,982,524	n.a.	4,597,398
Anika C.Fischer	—	318,750	—	302,004	819,356	n.a.	1,440,110
							28,837,944

DiamondRock Hospitality	57	2026 Proxy Statement

Executive Officer Compensation Summary
(1)The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for the executive during 2025. The actual amount will vary based on the cost of health insurance at the time of termination whether the individual is single or married and whether the individual has dependent children.
(2)Represents the value of the unvested shares and LTIP units as of December 31, 2025 calculated using $8.96 per share, the closing price of our common stock on December 31, 2025, and unvested cash dividends on those shares.
(3)For valuation purposes, we have assumed the December 31, 2025 stock price of $8.96 and that the 2023, 2024 and 2025 PSU awards would be earned at 106.1%, 126.0%, and 300.0% of target and that Mr. Leonard's 2022 PSUs would be earned at 117.1% of target). However, except in the case of a change in control, PSU awards will not be earned and converted into shares of common stock until the end of the performance period.
(4)The cost of the excise tax gross up is an estimate based on a number of assumptions, including: (i) DiamondRock is subject to a change of control on December 31, 2025, (ii) all the named executive officers are terminated on December 31, 2025 without cause following that change of control, (iii) all the named executive officers receive cash incentive compensation for 2025 using the target percentage for each executive officer and (iv) the change of control occurs at a price equal to our closing stock price on December 31, 2025.
The severance agreements contain non-competition covenants that apply during the term and for 12 months after the expiration or termination of such executive’s employment with us to the extent that the executive receives a cash severance payment. The non-competition covenants restrict the executives from working for any lodging-oriented real estate investment company located in the United States. The non-competition covenants will not apply following a change of control.
Pay Ratio Disclosure Rule
Pursuant to a mandate of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The PEO of our Company is Mr. Donnelly.
We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive. We consider the pay ratio below to be a reasonable estimate, calculated in a manner that is intended to be consistent the requirements of Item 402(u) of Regulation S-K.
For 2025, the annual total compensation of Mr. Donnelly of $6,433,158 as shown in the Summary Compensation Table above, was approximately 24.5 times the annual total compensation of $262,848 of a median employee (other than our CEO) calculated in the same manner. We identified the median employee using the annual base salary and target annual cash incentive compensation, as of December 31, 2025, plus the grant date fair value of any long-term equity incentive awards granted in 2025 for all individuals, who were employed by us on December 31, 2025, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis).
Pay Versus Performance Disclosure
Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. As required by Item 402(v), we have included:
•A list of the most important measures that our Compensation Committee used in 2025 to link a measure of pay calculated in accordance with Item 402(v) (referred to as “compensation actually paid,” or “CAP”) to Company performance;
•A table that compares the total compensation of our named executive officers (“NEOs”) as presented in the Summary Compensation Table (“SCT”) to CAP and that compares CAP to specified performance measures; and
•Graphs that describe:
•the relationship between our total shareholder return (“TSR”) and the TSR of the Dow Jones U.S. Hotel & Lodging REITs Index (“Peer Group TSR”); and
•the relationships between CAP and our cumulative TSR, GAAP net income and our Company selected measure, Hotel Adjusted EBITDA.

DiamondRock Hospitality	58	2026 Proxy Statement

Executive Officer Compensation Summary
This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP net income for purposes of determining incentive compensation. Please refer to our Compensation Discussion and Analysis (“CD&A”) for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.
Performance Measures Used for Linking Pay and Performance
The following is a list of performance measures, which we believe represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2025. Each metric below is used for purposes of determining payouts under either our annual cash incentive program or vesting of our PSUs. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program.
•Hotel Adjusted EBITDA
•Adjusted FFO per Share
•Relative TSR
Hotel Adjusted EBITDA was selected as the Company-selected measure for the Pay versus Performance table that follows because this performance measure has the strongest alignment with the key attributes of our operating plan and drives the creation of long-term shareholder value.
Pay Versus Performance Table
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2025, 2024, 2023, 2022 and 2021, and our financial performance for such fiscal year.

Year	Summary Compensation Table Total for CEO (Brugger) ($)	Summary Compensation Table Total for CEO (Donnelly) ($)	Compensation Actually Paid to CEO (Brugger)(1) ($)	Compensation Actually Paid to CEO (Donnelly)(1) ($)	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Compensation Actually Paid to Non-CEO NEOs(1) ($)	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income ($ in millions)	Hotel Adjusted EBITDA(3) ($ in millions)

							Company Total Shareholder Return ($)	Peer Group Total Shareholder Return(2) ($)

2025	—	6,433,158	—	9,900,967	2,666,061	3,880,520	121	115	102	317
2024	11,065,214	4,910,197	10,727,393	5,001,963	2,162,204	1,932,219	116	122	48	319
2023	4,937,320	—	6,328,853	—	1,832,384	2,162,710	117	124	87	301
2022	5,924,643	—	4,450,994	—	1,950,840	958,096	100	100	110	312
2021	8,689,374	—	9,994,674	—	2,845,576	3,174,528	116	118	(195)	115
(1)Amounts represent compensation actually paid to our CEOs and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below). For 2025, other NEOs are Mr. Leonard, Ms. Quinn,and Ms. Fischer. For 2024, other NEOs are Mr. Leonard, Ms. Quinn, Ms. Fischer, Mr. Furbay and Mr. Tennis. For 2023, other NEOs are Messrs. Donnelly, Leonard, Furbay and Tennis. For 2022, other NEOs are Messrs. Donnelly, Healy, Furbay, Tennis, and Leonard. For 2021, other NEOs are Messrs. Donnelly, Healy, Furbay, and Tennis. In accordance with SEC rules, reconciliation of the adjustments made from SCT total compensation to CAP for our NEOs is set forth following the footnotes to this table.
(2)"Peer Group" TSR is the FTSE Nareit Equity Lodging/Resorts Index (“Nareit Lodging Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2025. In 2025 we replaced Dow Jones U.S. Hotels Index (“Prior Index”) with the Nareit Lodging Index as we concluded the companies included in the Nareit Lodging Index are closer competitors to us. The TSR for the Prior Index for the above years are as follows: $147 for 2025, $137 for 2024, $145 for 2023, $113 for 2022 and $119 for 2021.

DiamondRock Hospitality	59	2026 Proxy Statement

Executive Officer Compensation Summary
(3)The Company's Hotel Adjusted EBITDA, which is the Company-Selected Measure, as calculated for purposes of our annual incentive plan for 2025. Refer to "Non-GAAP Measures" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2025 for a definition of Hotel Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation of Hotel Adjusted EBITDA to GAAP net income.
Reconciliation from SCT Total Compensation to CAP

	2025		2024			2023		2022		2021
	CEO ($)	Average Other NEOs ($)	CEO (Brugger) ($)	CEO (Donnelly) ($)	Average Other NEOs ($)	CEO ($)	Average Other NEOs ($)	CEO ($)	Average Other NEOs ($)	CEO ($)	Average Other NEOs ($)

Summary Compensation Table Total	6,433,158	2,666,061	11,065,214	4,910,197	2,162,204	4,937,320	1,832,384	5,924,643	1,950,840	8,689,374	2,845,576
Minus Stock Award and Option Value Reported in Summary Compensation Table for the Covered Year	(4,086,877)	(1,362,292)	—	(2,750,000)	(700,000)	(3,000,000)	(900,000)	(3,000,000)	(975,000)	(6,000,000)	(1,687,500)
Plus (Minus) EOY Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at EOY	7,164,822	2,388,288	—	2,957,728	499,852	3,110,551	936,522	2,665,505	693,827	6,113,373	1,718,663
Plus (Minus) Change from BOY to EOY Fair Value of Equity Awards Granted in Any Prior Fiscal Year that are Outstanding and Unvested at EOY	583,122	195,132	(110,233)	(48,983)	(14,136)	1,088,702	243,504	(1,029,383)	(179,570)	830,321	218,082
Plus (Minus) Change in Fair Value from BOY to Vesting Date of Equity Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year	(193,258)	(29,469)	(232,622)	(66,979)	(26,019)	172,146	45,696	(109,771)	(16,645)	361,606	79,707
Minus Fair Value at BOY of Equity Awards Granted in Prior Year that are Forfeited During the Fiscal Year	—	—	—	—	—	—	—	—	(517,121)	—	—
Plus Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	22,800	5,034	—	10,318	20,134	4,604	—	1,765	—	—
Compensation Actually Paid	9,900,967	3,880,520	10,727,393	5,001,963	1,932,219	6,328,853	2,162,710	4,450,994	958,096	9,994,674	3,174,528
The fair value of time-based awards used to calculate CAP is based on the Company’s closing stock price on each valuation date and includes the cash value of accrued dividends. The fair value of hotel market share PSUs used to calculate CAP is based on the Company’s closing stock price on each valuation date, assumes estimated performance results as of the end of each reporting year and includes the value of accrued reinvested dividends. The fair value of relative TSR PSUs used to calculate CAP was based on the Company’s fair value per share on each valuation date, assumes estimated performance results as of the end of each reporting year and includes the value of accrued reinvested dividends.

DiamondRock Hospitality	60	2026 Proxy Statement

Executive Officer Compensation Summary
Relationship Between Company TSR and Peer Group TSR and CAP and Company TSR
The graphs below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP and our TSR for the CEO and Average Other NEOs. As the graphs illustrate, CAP was below SCT total compensation in years when our TSR declined, and CAP was above SCT total compensation in years when our TSR increased.

DiamondRock Hospitality	61	2026 Proxy Statement

Executive Officer Compensation Summary
Relationship Between CAP and GAAP Net Income, and CAP and Hotel Adjusted EBITDA (our Company-Selected Measure)
GAAP net income is not used as a performance measure in our incentive plans because we do not believe it adequately reflects the performance of our hotels and does not facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. GAAP net income is reduced by depreciation and amortization, which is a significant non-cash expense that does not typically correspond to a reduction in real estate value. For these reasons, CAP amounts do not have a strong relationship to the Company’s GAAP net income.
The graph below reflects the relationship between the CEO and Average Other NEOs CAP versus our Hotel Adjusted EBITDA for each fiscal year. Although Hotel Adjusted EBITDA is an important operational metric to our business, CAP amounts do not have a strong relationship to Hotel Adjusted EBITDA. This is because Hotel Adjusted EBITDA determined a portion of each executive’s annual cash incentive award, and the annual cash incentive comprises only about 24% of each executive’s total pay opportunity. Because long-term equity compensation is weighted more heavily (approximately 60% for our CEO and approximately 50% on average for our other NEOs), CAP has a stronger relationship to our TSR.

DiamondRock Hospitality	62	2026 Proxy Statement

Information About Our Independent Accountants
KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2025 and 2024. Aggregate fees billed for professional services rendered by KPMG LLP for the years ended December 31, 2025 and 2024 were as follows:

	2025	2024

Audit Fees
Recurring audit (1)	$1,044,550	$1,072,500
Audit-related fees (2)	—	120,000
Comfort letters, consents and assistance with documents filed with the SEC	—	90,300
Subtotal	1,044,550	1,282,800
Tax Fees	—	—
All Other Fees	—	—
Total	$1,044,550	$1,282,800
(1) 2025 amount includes $1,009,550 of recurring audit and quarterly review fees and $35,000 of fees for audits required by others. 2024 amount includes $1,037,500 of recurring audit and quarterly review fees and $35,000 of fees for audits required by others.
(2)Audit-related fees include fees for professional services rendered for consulting services related to the evaluation or implementation of accounting and reporting standards.
Auditor Fees Policy
Our Audit Committee has adopted a policy concerning the pre-approval of audit and non-audit services to be provided by KPMG LLP, our independent accountants. The policy requires that all services provided by KPMG LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by our Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee. Our Audit Committee approved all audit and non-audit services provided to us by KPMG LLP during 2025 and 2024. We believe the individuals who were not KPMG LLP’s full-time, permanent employees performed less than 50% of the hours expended by KPMG LLP during the audit of our financial statements.

DiamondRock Hospitality	63	2026 Proxy Statement

Information About Our Independent Accountants
Policy for Hiring Members of Our Audit Engagement Team
Our Audit Committee has a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of our audit engagement team accept employment with us. Under the policy, we may not hire any individuals below the partner level who were members of our audit engagement team within two years of completion of the most recent audit in which they participated. In addition, we may not hire any partners who were members of our audit engagement team within three years of completion of the most recent audit in which they participated. In all such cases, our Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, we may not appoint a director who is affiliated with, or employed by, our present or former auditor until three years after the affiliation or auditing relationship has ended.
Other Company Accountants and Auditors
We have engaged PwC LLP as our internal auditors. The purpose of the internal audit program is to provide our Audit Committee and our management with ongoing assessments of our risk management processes and to review the effectiveness and design of internal controls at our properties and our corporate office. Aggregate fees for internal audit services rendered by PwC LLP for the years ended December 31, 2025 and 2024 were $585,000 and $970,000, respectively.

DiamondRock Hospitality	64	2026 Proxy Statement

Audit Committee Report
The undersigned members of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company (or DiamondRock) submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2025. We note that we have oversight responsibilities only and that we are not acting as experts in accounting and auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that DiamondRock’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of DiamondRock’s consolidated financial statements by independent auditors has been carried out in accordance with auditing standards generally accepted in the United States. Management has the primary responsibility for the preparation, presentation and integrity of DiamondRock’s 2025 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that DiamondRock’s 2025 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for auditing our financial statements. We:
(1)have reviewed and discussed with management and KPMG LLP the audited financial statements for DiamondRock for the fiscal year ended December 31, 2025;
(2)have discussed with representatives of KPMG LLP the matters required to be discussed with them under the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
(3)have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP the auditors’ independence from DiamondRock and management.
In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in DiamondRock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
William J. Shaw, Chair
Timothy R. Chi
Michael A. Hartmeier
Stephanie D. Lepori
Kathleen A. Merrill
Bruce D. Wardinski
Tabassum S. Zalotrawala

DiamondRock Hospitality	65	2026 Proxy Statement

Principal and Management Stockholders
The table below shows the amount of our common stock beneficially owned as of the Record Date by (i) each director and nominee for director, (ii) our named executive officers, (iii) all of our directors, director nominees and named executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of our common stock (the “5% Holders”). Such information with regard to 5% Holders is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.
The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after the Record Date, including any shares which could be purchased by the exercise of options at or within 60 days after the Record Date.
Each executive officer of the Company may vote his or her unvested shares of restricted stock so they are deemed to be “beneficially owned” by the relevant executive officer under the relevant SEC rules. However, the directors and executive officers have no right to vote the shares of common stock underlying the deferred stock units granted to them, as such deferred stock units merely represent our unsecured obligation to deliver such underlying shares in the future; thus such underlying shares are not deemed to be “beneficially owned” by the relevant director.
Unless otherwise indicated, all shares are owned directly, and the indicated individual has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o DiamondRock Hospitality Company, 7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814.

DiamondRock Hospitality	66	2026 Proxy Statement

Principal and Management Stockholders

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)		Percent (1) (%)

Directors and named executive officers:
Jeffrey J. Donnelly	528,403	(2)	*
William W. McCarten	413,891	(3)	*
Briony R. Quinn	210,222	(4)	*
Bruce D. Wardinski	137,473		*
Timothy Chi	122,059		*
William J. Shaw	111,329		*
Michael A. Hartmeier	56,874	(5)	*
Kathleen A. Merrill	60,302	(6)	*
Justin L. Leonard	104,311	(7)	*
Anika C. Fischer	34,073	(8)	*
Stephanie D. Lepori	14,493		*
Tabassum S. Zalotrawala	—	(9)	*
Directors and executive officers as a group (12 persons)(10)	1,793,430		0.9
5% Holders:
BlackRock, Inc(11)	36,338,283		17.8
The Vanguard Group(12)	22,729,809		11.1
State Street Corporation(13)	13,544,713		6.6
*     Represents less than 1% of the number of shares of common stock outstanding as of February 27, 2026.
(1)Calculated using 204,649,714 shares of common stock outstanding as of February 27, 2026, which includes all unvested shares of restricted stock. There were no additional adjustments required by Rule 13d-3(d)(1)(i) of the Exchange Act as no executive officer or director has any right to acquire shares within 60 days in a manner similar to those rights set forth in Rule 13d-3(d)(1)(i) of the Exchange Act.
(2)Mr. Donnelly’s shares include (i) 216,499 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 311,904 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 144,789 deferred stock units or 444,336 unvested PSUs granted to Mr. Donnelly.
(3)In accordance with the SEC rules, this does not include 30,713 deferred stock units granted to Mr. McCarten.
(4)Ms. Quinn’s shares include (i) 68,053 shares of unvested restricted stock granted to her under our Incentive Plan and (ii) 142,169 shares of our common stock owned by her. In accordance with the SEC rules, this does not include 94,001 deferred stock units or 148,415 unvested PSUs granted to Ms. Quinn.
(5)In accordance with the SEC rules, this does not include 47,727 deferred stock units granted to Mr. Hartmeier.
(6)In accordance with the SEC rules, this does not include 33,280 deferred stock units granted to Ms. Merrill.
(7)Mr. Leonard’s shares include (i) 64,803 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 39,508 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 109,576 deferred stock units, 301,022 unvested PSUs or 60,926 LTIP units granted to Mr. Leonard.
(8)Ms. Fischer’s shares include (i) 25,572 shares of unvested restricted stock granted to her under our Incentive Plan and (ii) 8,501 shares of our common stock owned by her. In accordance with the SEC rules, this does not include 30,482 unvested PSUs granted to Ms. Fischer..
(9)In accordance with the SEC rules, this does not include 60,302 deferred stock units granted to Ms. Zalotrawala.
(10)Includes an aggregate of 1,418,503 shares of common stock and 374,927 shares of unvested restricted stock.

DiamondRock Hospitality	67	2026 Proxy Statement

Principal and Management Stockholders
(11)Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on April 30, 2025. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The Schedule 13G/A indicates that BlackRock Inc. has sole voting power with respect to 35,617,275 shares of common stock and sole dispositive power with respect to all of the shares of common stock.
(12)Based solely on information contained in a Schedule 13G filed by Vanguard Portfolio Management, on behalf of itself and certain of its affiliates, with the SEC on February 5, 2026. The address of Vanguard Portfolio Management is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G indicates that Vanguard Portfolio Management has shared voting power with respect to 139,817 shares of common stock and shared dispositive power with respect to all of the shares of common stock.
(13)Based solely on information contained in a Schedule 13G/A filed by State Street Corporation with the SEC on January 30, 2024. The address of State Street Corporation is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114. The Schedule 13G/A indicates that State Street Corporation has shared voting power with respect to 10,852,899 shares of common stock and shared dispositive power with respect to 13,523,613 shares of common stock.
Related Party Transactions
There were no material related party transactions during 2025. For a description of our policies and procedures with regard to related party transactions, please see “Corporate Governance Principles and Board Matters - Other Corporate Governance Matters  - Conflicts of Interest” elsewhere in this proxy statement.
Compensation Committee Interlocks and Insider Participation
During 2025, our Compensation Committee consisted of Messrs. Chi, Hartmeier, Shaw and Wardinski and Mses. Lepori, Merrill and Zalotrawala. None of them has served as an officer or employee of DiamondRock. None of these persons had any relationships with DiamondRock requiring disclosure under applicable rules and regulations of the SEC. In addition, none of our executive officers served during 2025 as a director or member of a compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.

DiamondRock Hospitality	68	2026 Proxy Statement

Other Matters
Expenses of Solicitation
We will bear the cost of the solicitation of proxies. In an effort to have as large a representation at the annual meeting as possible, we may solicit proxies, in certain instances, personally or by telephone or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.
Stockholder Proposals for Inclusion in Proxy Statement for 2027 Annual Meeting of Stockholders
Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2027 annual meeting must be received by us no later than the close of business on November 16, 2026. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: DiamondRock Hospitality Company, 7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814, Attention: Corporate Secretary.
In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2025 annual meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and other required information must be received by our Company between October 17, 2026 and November 16, 2026. Our Bylaws state that such notice and other required information must be received by our Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of distribution of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).
Other Stockholder Proposals
Our Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Our Bylaws state that such stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 150 days and not later than 120 days prior to the date of such annual meeting, as originally convened, or 10 days following the day on which the date of such meeting is publicly announced, whichever is later. Accordingly, such notice must be received in writing at our principal executive office not earlier than October 17, 2026 nor later than November 16, 2026, unless our 2027 annual meeting of stockholders is scheduled to take place before March 30, 2027 or after May 28, 2027. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Article II, Section 11 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to DiamondRock Hospitality Company, c/o Corporate Secretary, 7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814.

DiamondRock Hospitality	69	2026 Proxy Statement

Other Matters
Stockholder Nominations of Directors
Our Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, other than pursuant to Exchange Act Rule 14a-8. Notice of a nomination must be delivered to, or mailed and received at, DiamondRock Hospitality Company, c/o Corporate Secretary, 7373 Wisconsin Avenue, Suite 1900, Bethesda, MD 20814. As set forth in Article II, Section 11 of our Bylaws, the notice must set forth certain information required by Rule 14a-19 under the Exchange Act, information as to each person whom the stockholder proposes to nominate for election as a director, the stockholder giving the notice and certain other persons, if any, identified in our Bylaws.

DiamondRock Hospitality	70	2026 Proxy Statement

DIAMONDROCK
HOSPITALITY

7373 WISCONSIN AVENUE
SUITE 1900
BETHESDA, MD 20814

(240) 744-1150
WWW.DRHC.COM

DRH
Nasdaq Listed

SCAN TO
VIEW MATERIALS & VOTE

DIAMONDROCK HOSPITALITY COMPANY
7373 WISCONSIN AVENUE
SUITE 1900
BETHESDA, MARYLAND 20814

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 27, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DRH2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 27, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84226-P45257

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIAMONDROCK HOSPITALITY COMPANY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Timothy R. Chi	☐	☐	☐
1b. Jeffrey J. Donnelly	☐	☐	☐
1c. Michael A. Hartmeier	☐	☐	☐
1d. Stephanie D. Lepori	☐	☐	☐
1e. Kathleen A. Merrill	☐	☐	☐
1f. William J. Shaw	☐	☐	☐
1g. Bruce D. Wardinski	☐	☐	☐
1h. Tabassum S. Zalotrawala	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement.	☐	☐	☐
3. To ratify the appointment of KPMG LLP as the independent auditors for DiamondRock Hospitality Company for the fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting, including any postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V84227-P45257

DIAMONDROCK HOSPITALITY COMPANY
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2026

The undersigned stockholder of DiamondRock Hospitality Company, a Maryland corporation, hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement and 2025 Annual Report to Stockholders and hereby appoints Anika C. Fischer and Briony R. Quinn, as attorney-in-fact and proxy of the undersigned, with full power of substitution of her, to vote all of the shares of DiamondRock Hospitality Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of DiamondRock Hospitality Company to be held virtually at www.virtualshareholdermeeting.com/DRH2026 on Tuesday, April 28, 2026 at 10:00 a.m. Eastern Time, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

WHEN PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR ALL OTHER PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

The Undersigned hereby revoke(s) any proxy or proxies heretofore given with respect to the Annual Meeting.

Continued and to be signed on reverse side